Exhibit 4.1

FLINT ENERGY SERVICES LTD.

         ______________________________________

7.50% SENIOR NOTES DUE 2019

         ______________________________________

INDENTURE

DATED AS OF JUNE 8, 2011

         ______________________________________

COMPUTERSHARE TRUST COMPANY OF CANADA

Trustee

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS AND INCORPORATION BY REFERENCE	1

1.1	Definitions	1
1.2	Other Definitions	27
1.3	Rules of Construction	27
1.4	Interest Limitation	28
1.5	Interest Act (Canada)	28

ARTICLE 2	THE NOTES	29

2.1	Form and Dating	29
2.2	Execution and Authentication	29
2.3	Registrar; Transfer Agent; Paying Agent; Depository	29
2.4	Paying Agent to Hold Money in Trust	30
2.5	Holder Lists	30
2.6	Book-Entry Provisions for Global Notes	30
2.7	Replacement Notes	33
2.8	Outstanding Notes	33
2.9	Treasury Notes	33
2.10	Temporary Notes	34
2.11	Cancellation	34
2.12	Defaulted Interest	34
2.13	Computation of Interest	34
2.14	CUSIP Number	34
2.15	Special Transfer Provisions	34
2.16	Issuance of Additional Notes	36
2.17	Notes to Rank Pari Passu	37
2.18	Payment of Additional Amounts	37

ARTICLE 3	REDEMPTION AND PREPAYMENT	39

3.1	Notices to Trustee	39
3.2	Selection of Notes to Be Redeemed	39
3.3	Notice of Redemption	40
3.4	Effect of Notice of Redemption	40
3.5	Deposit of Redemption Price	41
3.6	Notes Redeemed in Part	41
3.7	Optional Redemption	41

ARTICLE 4	COVENANTS	42

4.1	Payment of Notes	42
4.2	Maintenance of Office or Agency	43
4.3	Provision of Financial Information	43
4.4	Compliance Certificate	43
4.5	Taxes	44
4.6	Stay, Extension and Usury Laws	44
4.7	Limitation on Restricted Payments	44
4.8	Limitation on Dividends and Other Restrictions Affecting Restricted Subsidiaries	47
4.9	Limitation on Additional Indebtedness	49
4.10	Limitation on Asset Sales	52
4.11	Limitation on Transactions with Affiliates	56
4.12	Limitations on Liens	57
4.13	[Reserved]	57
4.14	Offer to Purchase upon Change of Control	57

4.15	Corporate Existence	59
4.16	Business Activities	59
4.17	Additional Guarantees	59
4.18	Limitation on Designation of Unrestricted Subsidiaries	60
4.19	Further Instruments and Acts	61
4.20	Covenant Suspension	61
4.21	Foreign Issuer Status	62

ARTICLE 5	SUCCESSORS	62

5.1	Limitation on Amalgamations, Mergers, Consolidations, Etc	62

ARTICLE 6	DEFAULTS AND REMEDIES	64

6.1	Events of Default	64
6.2	Acceleration	66
6.3	Remedies Cumulative; Other Remedies	67
6.4	Waiver of Past Defaults	67
6.5	Control by Majority	67
6.6	Limitation on Suits	67
6.7	Collection Suit by Trustee	68
6.8	Trustee May File Proofs of Claim	68
6.9	Priorities	68
6.10	Undertaking for Costs	69

ARTICLE 7	TRUSTEE	69

7.1	Corporate Trustee Required; Eligibility	69
7.2	Replacement of Trustee	69
7.3	Duties of Trustee	70
7.4	Reliance Upon Declarations, Opinions, etc	70
7.5	Evidence and Authority to Trustee, Opinions, etc	70
7.6	Officers' Certificates Evidence	71
7.7	Experts, Advisers and Agents	72
7.8	Trustee May Deal in Notes	72
7.9	Investment of Monies Held By Trustee	72
7.10	Trustee Not Ordinarily Bound	72
7.11	Trustee Not Required to Give Security	73
7.12	Trustee Not Bound to Act on the Issuer's Request	73
7.13	Conditions Precedent to Trustee's Obligations to Act Hereunder	73
7.14	Compensation and Indemnity	73
7.15	Acceptance of Trust	74
7.16	Third Party Interests	74
7.17	Anti-Money Laundering	74

ARTICLE 8	DEFEASANCE; DISCHARGE OF THIS INDENTURE	74

8.1	Option to Effect Legal Defeasance or Covenant Defeasance	74
8.2	Legal Defeasance	74
8.3	Covenant Defeasance	75
8.4	Conditions to Legal or Covenant Defeasance	75
8.5	Deposited Money and Canadian Government Obligations to Be Held in Trust; Other Miscellaneous Provisions	77
8.6	Repayment to Issuer	77
8.7	Reinstatement	77
8.8	Discharge	78

ARTICLE 9	AMENDMENT, SUPPLEMENT AND WAIVER	79

9.1	Without Consent of Holders of the Notes	79
9.2	With Consent of Holders of Notes	79
9.3	Revocation and Effect of Consents	80
9.4	Notation on or Exchange of Notes	80
9.5	Trustee to Sign Amendments, Etc	81

ARTICLE 10	GUARANTEES	81

10.1	Guarantees	81
10.2	Execution and Delivery of Guarantee	82
10.3	Severability	83
10.4	Limitation of Guarantors' Liability	83
10.5	Releases	83
10.6	Benefits Acknowledged	84
10.7	Expenses	84

ARTICLE 11	MISCELLANEOUS	84

11.1	Trust Indenture Legislation	84
11.2	Notices	84
11.3	Rules by Trustee and Agents	85
11.4	No Personal Liability of Directors, Officers, Employees and Shareholders	85
11.5	Applicable Law and Attornment	86
11.6	Successors	86
11.7	Severability	86
11.8	Counterpart Originals	86
11.9	Table of Contents, Headings, Etc	86
11.10	Acts of Holders	86
11.11	Documents in English	87
11.12	Conversion of Currency	87
11.13	Service of Process	88
11.14	Legal Holidays	88
11.15	Force Majeure	88
11.16	Privacy Laws	88
11.17	Time of Essence	88

EXHIBITS

Exhibit A Exhibit B	FORM OF NOTE FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S
Exhibit C	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

This Indenture, dated as of June 8, 2011 is by and among Flint Energy Services Ltd., a corporation subsisting under the laws of the Province of Alberta, the guarantors listed on the signature pages hereto, and Computershare Trust Company of Canada, as trustee, initial transfer agent, initial paying agent and initial registrar (the "Trustee").

The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and rateable benefit of the Holders (as defined herein) of (i) the Issuer's 7.50% Senior Notes due 2019 issued on the date hereof (the "Initial Notes") and (ii) the Additional Notes (as defined herein):

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

1.1 Definitions

In this Indenture, the following terms have the meanings set out below:

"Acquired Indebtedness" means:

(1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person's business to acquire assets used or useful in its business) existing at the time such Person becomes a Restricted Subsidiary; and

(2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person's business to acquire assets used or useful in its business), other than the Issuer or a Restricted Subsidiary, existing at the time such Person is amalgamated, merged or consolidated with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person.

"Additional Notes" means Notes (other than the Initial Notes) issued pursuant to Article 2 and otherwise in compliance with the provisions of this Indenture.

"Affiliate" of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person.  For purposes of this definition, "control" of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"Agent" means any Registrar, transfer agent, co-registrar or other agent appointed pursuant to this Indenture.

"amend" means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and "amendment" shall have a correlative meaning.

"Applicable Premium" means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at June 15, 2015 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through June 15, 2015, computed using a discount rate equal to the Government of Canada Rate as of such redemption date plus 100 basis points; over

(b) the principal amount of such Note.

"asset" means any asset or property, including, without limitation, Equity Interests.

"Asset Acquisition" means:

(1) an Investment by the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be amalgamated, merged or consolidated with or into the Issuer or any Restricted Subsidiary; or

(2) the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person (other than a Restricted Subsidiary) or any division or line of business of any such other Person (other than in the ordinary course of business).

"Asset Sale" means:

(a)           any sale, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a sale and leaseback transaction or an amalgamation, merger or consolidation), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business; or

(b)           any issuance of Equity Interests of a Restricted Subsidiary (other than Preferred Shares of Restricted Subsidiaries issued in compliance with Section 4.9) to any Person other than the Issuer or any Restricted Subsidiary in one transaction or a series of related transactions (the actions described in these clauses (a) and (b), collectively, for purposes of this definition, a "transfer").

For purposes of this definition, the term "Asset Sale" shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 4.14 or Section 5.1;

(3) Permitted Investments and Restricted Payments permitted under Section 4.7;

(4) the creation of or realization on any Permitted Lien and any disposition of assets resulting from the enforcement or foreclosure of any such Permitted Lien;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer's reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(6) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other Intellectual Property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and the Restricted Subsidiaries;

(7) any sale, lease, conveyance or other disposition of any assets or any sale or issuance of Equity Interests in each case, made pursuant to a Permitted Joint Venture Investment;

(8) a disposition of inventory in the ordinary course of business;

(9) a disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring and similar arrangements;

(10) the trade or exchange by the Issuer or any Restricted Subsidiary of any asset for any other asset or assets that are used in a Permitted Business; provided, that the Fair Market Value of the asset or assets received by the Issuer or any Restricted Subsidiary in such trade or exchange (including any cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer or of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Restricted Subsidiary pursuant to such trade or exchange; and, provided, further, that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents received shall be deemed proceeds of an "Asset Sale", subject to the following clause (11); and

(11) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.5 million per occurrence or $10 million in any fiscal year.

"Bankruptcy Law" means the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and the Winding Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws of Canada or the United States of America (including Title 11, United States Code) or other insolvency law in applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Beneficial Holder" means any Person who holds a beneficial interest in a Global Note as shown on the books of the Depository or a Participant.

"Board of Directors" means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person and (ii) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of "Change of Control," any duly authorized committee of such body.

"Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in Calgary, Alberta or the State of New York are authorized or required by law to close.

"Canadian Government Obligations" means direct non-callable obligations of, or guaranteed by, Canada for the payment of which guarantee or obligations the full faith and credit of Canada is pledged.

"Canadian Securities Laws" means the securities acts or similar statutes of each of the provinces of Canada and all regulations, rules, policy statements, notices and blanket orders or rulings thereunder.

"Capitalized Lease" means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.  Notwithstanding the foregoing, any lease (whether entered into before or after December 31, 2010) that would have been classified as an operating lease pursuant to GAAP as in effect on December 31, 2010 shall be deemed not to be a Capitalized Lease.

"Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents" means:

(1) marketable obligations issued or directly and fully guaranteed or insured by the United States of America, the Canadian government or any agency or instrumentality thereof (provided that the full faith and credit of such government is pledged in support thereof), maturing within one year of the date of acquisition thereof;

(2) demand and time deposits and certificates of deposit of any lender under any Credit Facility or any Eligible Bank organized under the laws of the United States, any state thereof or the District of Columbia or under the laws of Canada or any province or territory thereof or a U.S. or Canadian branch of any other Eligible Bank maturing within one year of the date of acquisition thereof;

(3) commercial paper issued by any Person incorporated in the United States or Canada rated at least "A-1" or the equivalent thereof by S&P or at least "P-1" or the equivalent thereof by Moody's or an equivalent rating by a nationally recognized rating agency if both S&P and Moody's cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition thereof;

(4) repurchase obligations with a term of not more than one year for underlying securities of the types described in clause (1) above entered into with any Eligible Bank and maturing not more than one year after such time;

(5) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, any province or territory of Canada or by any political subdivision or taxing authority thereof, rated at least "A2" by Moody's or "A" by S&P and having maturities of not more than one year from the date of acquisition;

(6) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above;

(7) demand deposit accounts maintained in the ordinary course of business; and

(8) in the case of any Subsidiary of the Issuer organized or having its principal place of business outside the United States or Canada, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) above.

"CDS" means CDS Clearing and Depository Services Inc.

"Change of Control" means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person;

(2) the consummation of any transaction (other than a transaction described in paragraph (4) below including the exceptions thereto) the result of which is that any Person or group of Persons is or becomes the beneficial owner of (with beneficial ownership being defined and calculated pursuant to Section 1.8 of Multilateral Instrument 62-104 (Take-Over Bids and Issuer Bids), as amended, restated, supplemented or replaced from time to time), or controls, directly or indirectly, Voting Shares representing 50.0% or more of the voting power of the total outstanding Voting Shares of the Issuer;

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election to such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors or trustees, as the case may be, at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(4) the Issuer amalgamates or consolidates with, or merges with or into, any Person, or any Person amalgamates or consolidates with, or merges with or into the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Shares of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Shares of the Issuer outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for Voting Shares of the surviving, continuing or transferee Person or any parent thereof constituting, a majority of the outstanding Voting Shares of such surviving, continuing or transferee Person or any parent thereof (immediately after giving effect to such issuance) and (B) immediately after such transaction, no Person becomes the beneficial owner of (with beneficial ownership being defined and calculated pursuant to Section 1.8 of Multilateral Instrument 62-104 (Take-Over Bids and Issuer Bids), as amended, restated, supplemented or replaced from time to time), or controls, directly or indirectly, Voting Shares representing 50.0% or more of the voting power of the total outstanding Voting Shares of the surviving, continuing or transferee Person or any parent thereof; and

(5) the adoption by the shareholders of the Issuer of a Plan of Liquidation.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock or share purchase agreement, merger or amalgamation agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

"Change of Control Offer" has the meaning set forth in Section 4.14.

"Common Shares" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common shares whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common shares in the capital of such Person.

"Consolidated Amortization Expense" for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

"Consolidated Cash Flow" for any period means, with respect to any specified Person, without duplication, the sum of the amounts for such period of:

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to such specified Person by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense,

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense,

(e) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(f) the amount of any documented extraordinary, non-recurring or unusual charges; provided, that the aggregate amount of such charges that may be added to Consolidated Cash Flow pursuant to this clause (f) shall not exceed $10 million in any Four-Quarter Period, and

(g) any expenses or charges (other than depreciation or amortization expense) related to any Qualified Equity Offering, Permitted Investment, acquisition, disposition, recapitalization, or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including: (i) such fees, premiums, expenses or charges related to the Offering of the Notes and the entering into of the Credit Agreement and the prepayment of Indebtedness outstanding under the Prior Credit Agreement and (ii) any amendment or other modification of the Notes; provided, that the amount of such expenses or charges that may be added to Consolidated Cash Flow pursuant to this clause (g) shall not exceed $10 million per occurrence (excluding the fees, premiums, expenses and charges described in (i) above), in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding any non-cash items to the extent they represent the reversal of an accrual of a reserve for a potential cash item that reduced Consolidated Cash Flow in any prior period);

(4) any nonrecurring or unusual gain or income (or nonrecurring or unusual loss or expense), together with any related provision for taxes on any such nonrecurring or unusual gain or income (or the tax effect of any such nonrecurring or unusual loss or expense), realized by the Issuer or any Restricted Subsidiary during such period; provided, that the aggregate amount of such gain or income (and related provisions for taxes thereon) that may be subtracted from Consolidated Cash Flow pursuant to this clause (4) shall not exceed $10 million in any Four Quarter Period; and

(5) increased or decreased by (without duplication) any unrealized gain or loss resulting in such period from Hedging Obligations.

"Consolidated Depreciation Expense" for any period means the depreciation and depletion expense of the Issuer and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

"Consolidated Income Tax Expense" for any period means the provision for taxes of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Coverage Ratio" means, on any date of determination, with respect to any Person, the ratio of (x) Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the "Four-Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to (y) Consolidated Interest Expense for the Four-Quarter Period.  For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Disqualified Equity Interests of the Issuer or Disqualified Equity Interests or Preferred Shares of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Disqualified Equity Interests or Preferred Shares (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including or excluding, as applicable any Consolidated Cash Flow (including any pro forma expense and cost reductions) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; provided, that such pro forma calculations shall be determined in good faith by a Responsible Financial or Accounting Officer of the Issuer and shall be set forth in an Officers' Certificate signed by such Officer which states (a) the amount of such adjustment or adjustments, (b) that such adjustment or adjustments are based on the reasonable good faith belief of the Issuer at the time of such execution and (c) that the steps necessary for the realization of such adjustments have been or are reasonably expected to be taken within 12 months following such transaction.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

"Consolidated Interest Expense" for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication:

(1) imputed interest on Capitalized Lease Obligations;

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings;

(3) the net costs associated with Hedging Obligations related to interest rates;

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses (other than the amortization or write off of any such costs, discounts, premium, fees or expenses incurred under or in connection with the incurrence of Indebtedness outstanding or available under this Indenture or the Credit Agreement on the Issue Date or the prepayment of Indebtedness outstanding under the Prior Credit Agreement on the Issue Date);

(5) the interest portion of any deferred payment obligations;

(6) all other non-cash interest expense;

(7) capitalized interest;

(8) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any of its Restricted Subsidiaries or any Preferred Shares of any Restricted Subsidiary (other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Issuer or to the Issuer or a Restricted Subsidiary);

(9) all interest payable with respect to discontinued operations; and

(10) all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness, and excluding, without duplication, the cumulative effect of any change in accounting principles or policies.

"Consolidated Net Income" for any period means the net income (or loss) of such Person and its Restricted Subsidiaries, in each case for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the net income (or loss) of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or amalgamated or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary (other than a Guarantor) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, unless such restriction with respect to the payment of dividends has been legally waived;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by amalgamation, merger, consolidation or transfer of its assets, any income (or loss) of the successor prior to such amalgamation, merger, consolidation or transfer of assets;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) to the extent deducted in the calculation of net income, any non-cash compensation charge relating to stock options or other equity-based awards;

(7) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(8) unrealized gains and losses with respect to Hedging Obligations;

(9) the cumulative effect of any change in accounting principles or policies;

(10) extraordinary gains and losses and the related tax effect; and

(11) any non-cash impairment charges, asset write-ups, asset write-downs or asset write-offs, in each case, pursuant to GAAP.

"Consolidated Tangible Assets" means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the heading "Total Assets" (or any like heading) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less, to the extent included in a determination of "Total Assets", and without duplication, all goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP after giving effect to any Asset Acquisitions or Asset Sales as of such date.

"Corporate Trust Office" means the office of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof is located at Computershare Trust Company of Canada, 600, 530 - 8th Avenue SW, Calgary, AB  T2P 3S8, Attention:  Corporate Trust Department, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

"Coverage Ratio Exception" has the meaning set forth in the proviso in Section 4.9 (a).

"Credit Agreement" means the restated credit agreement to be entered into on or about the Issue Date by and among the Issuer and certain of its Subsidiaries as borrowers, Bank of Montreal, as administrative agent, and the several lenders and other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as such agreement or facility may be amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

"Credit Facilities" means one or more debt facilities or indentures (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, debt securities, term loans, receivables financing or letters of credit and, in each case, as such agreements may be amended, refinanced, restated, refunded or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender, group of lenders or institutional lenders or investors.

"Default" means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

"Depository" means, with respect to the Notes issuable or issued in the form of one or more Global Notes, the Person designated as Depository by the Issuer pursuant to this Indenture until a successor Depository shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Depository" shall mean each Person who is then a Depository under this Indenture.

"Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

"Designation" has the meaning set forth in Section 4.18.

"Designation Amount" has the meaning set forth in Section 4.18.

"Disqualified Equity Interests" of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Stated Maturity of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to repurchase or redeem such Equity Interests upon the occurrence of a change in control or an Asset Sale occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favourable to such holders than Section 4.14 and Section 4.10, respectively, and such Equity Interests specifically provide that the Issuer will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer's purchase of the Notes as required pursuant to Section 4.14 and Section 4.10, respectively.

"Dollars", "Canadian dollars" and "$" means dollars in the lawful currency of Canada.

"Eligible Bank" shall mean any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, capital and surplus aggregating in excess of $5,000 million (or in the equivalent thereof in a foreign currency as of the date of determination) and a rating of "A" (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization.

"Equity Interests" of any Person means (1) any and all shares or other equity interests (including Common Shares, Preferred Shares, limited liability company interests, trust units and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

"Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as such price is determined in good faith by (a) in the case of an asset whose price would be greater than $25 million, the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board of Directors or committee and (b) in all other cases, senior management of the Issuer.

"Foreign Restricted Subsidiary" means any Restricted Subsidiary (other than a guarantor under the Credit Agreement or a Guarantor)  that is not organized or existing under the laws of (a) Canada or any province or territory thereof, or (b) the United States, any state thereof, or the District of Columbia.

"GAAP" means: (a) prior to January 1, 2011, generally accepted accounting principles in Canada set forth in the opinions and pronouncements of the Accounting Principles Board of the Canadian Institute of Chartered Accountants, which are in effect prior to January 1, 2011 ("Canadian GAAP"); and (b) from and after January 1, 2011, IFRS as in effect on the Issue Date, provided that (1) all financial statements and reports required to be provided  pursuant to this Indenture shall be prepared on the basis of IFRS and (2) all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS (other than as set forth in the applicable definitions herein).

"Global Note Legend" means the legend identified as such in Exhibit A.

"Global Notes" means one or more notes representing the aggregate principal amount of Notes and held by, or on behalf of, a Depository or its nominee.

"Government of Canada Rate" means, in respect of any redemption date, the rate per annum equal to the arithmetic average of the interest rates quoted to the Issuer by two major Canadian investment dealers designated by the Issuer as being the annual yield to maturity, compounded semi-annually and calculated in accordance with generally accepted financial practice, on the second Business Day prior to such redemption date, which a non-callable actively traded Government of Canada bond would carry if issued, in Canadian dollars in Canada, at 100% of its principal amount having a maturity most nearly equal to the period from the redemption date to June 15, 2015 that would be utilized at the time of selection and in accordance with generally accepted financial practice, in pricing new issues of corporate debt securities of comparable maturity to the period from the redemption date to June 15, 2015.

"guarantee" means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); "guarantee", when used as a verb, and "guaranteed" have correlative meanings.

"Guarantee" means, individually, any guarantee of payment of the Notes provided by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such guarantees.

"Guarantors" means each Restricted Subsidiary on the Issue Date that is a guarantor of the Issuer's obligations under the Credit Agreement, and each other Person that is required to, or at the election of the Issuer, does become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Guarantee in accordance with the terms of this Indenture.

"Hedging Obligations" of any Person means the obligations of such Person under swap, cap, collar, option, forward purchase or similar agreements or arrangements intended to manage exposure to interest rates or currency exchange rates or commodity prices (including, without limitation, for purposes of this definition, rates for electrical power used in the ordinary course of business), either generally or under specific contingencies.

"Holder" means any registered holder, from time to time, of the Notes.

"IFRS" means International Financial Reporting Standards including International Accounting Standards and Interpretations together with their accompanying documents which are set by the International Accounting Standards Board, the independent standard-setting body of the International Accounting Standards Committee Foundation (the "IASC Foundation"), and the International Financial Reporting Interpretations Committee, the interpretative body of the IASC Foundation but only to the extent the same are adopted by the Canadian Institute of Chartered Accountants ("CICA") as generally accepted accounting principles in Canada and then subject to such modifications thereto as are agreed by CICA.

"incur" means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

"Indebtedness" of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, banker's acceptances, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guarantee and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except deferred compensation, trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services and not overdue by more than 180 days unless subject to a bona fide dispute;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person or, with respect to any Subsidiary that is not a Guarantor, any Preferred Shares which are not held by the Issuer or a Guarantor;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or its Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(10) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, but excluding a title retention agreement to the extent it would have been classified as an operating lease pursuant to GAAP as in effect on December 31, 2010.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date.  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured by such Lien.  For purposes of clause (5), the "maximum fixed redemption or repurchase price" of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests or Preferred Shares as if such Disqualified Equity Interests or Preferred Shares were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture.

"Indenture" means this Indenture, as amended or supplemented from time to time.

"Independent Director" means a director of the Issuer who is independent with respect to the transaction at issue.

"Initial Notes" has the meaning set forth in the preamble hereto.

"Intellectual Property" means all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of the Issuer's or any Restricted Subsidiary's business.

"Investments" of any Person means:

(1) all direct or indirect investments by such Person in any other Person (including Affiliates) in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made.  The amount of an Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.18.  If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests or debt securities of the Issuer shall be deemed not to be Investments.

"Issue Date" means the date on which the Initial Notes are originally issued.

"Issuer" means Flint Energy Services Ltd., a corporation amalgamated under the laws of the Province of Alberta, and any successor Person resulting from any transaction permitted by Section 5.1.

"Lien" means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, but excluding, for certainty, deemed security interests arising under Section 1(1)(tt)(ii) of the Personal Property Security Act (Alberta) or similar legislation with respect to transfers of accounts, consignments of goods and leases with a term of more than one year that are not capital leases (as determined under GAAP as in effect on December 31, 2010) and do not secure performance of a payment or other obligation.

"Minor Restricted Subsidiary" means a Restricted Subsidiary (other than a guarantor under the Credit Agreement, a Guarantor or a Foreign Restricted Subsidiary) provided that the Fair Market Value of the assets of such Restricted Subsidiary, together with the Fair Market Value of the assets of all other Minor Restricted Subsidiaries, cannot exceed $10 million in the aggregate.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale, net of:

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2) provisions for taxes payable (including any withholding or other taxes paid or reasonably estimated to be payable in connection with the transfer to the Issuer of such proceeds from any Restricted Subsidiary that received such proceeds) as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

"Net Proceeds Offer" has the meaning set forth in Section 4.10(c).

"Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

"Norman Wells JV" means S.R.P. North Ventures Ltd., Coldville Lake Camps Catering Ltd. and their respective Subsidiaries.

"Notes" means the Initial Notes and any Additional Notes.  The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

"Obligation" means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

"Offering Memorandum" means the Issuer's offering memorandum, dated May 25, 2011, relating to the offer and sale of the Initial Notes.

"Officer" means any of the following of the Issuer or any Guarantor:  the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, any trustee, the Treasurer or the Secretary.

"Officers' Certificate" means a certificate signed by two Officers that meets the requirements of Section 7.5.

"Opinion of Counsel" means a written opinion from legal counsel acceptable to the Trustee.  The counsel may be an employee of or counsel to the Issuer or the Trustee.

"Pari Passu Indebtedness" means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantees, as applicable.

"Participant" means, with respect to the Depository, a Person who has an account with the Depository.

"Paying Agent" means any Person authorized by the Issuer to pay the principal of, Premium, if any, or interest on any Notes on behalf of the Issuer.

"Permitted Business" means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Offering Memorandum and businesses that are reasonably related, incidental or ancillary thereto or reasonable extensions thereof, including, for certainty, any other energy service business, or any engineering, procurement, or construction management business (other than, in each case, material oil and gas exploration or production businesses).

"Permitted Indebtedness" has the meaning set forth in Section 4.9(b).

"Permitted Investment" means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any Person that will become immediately after such Investment a Restricted Subsidiary or that will amalgamate, merge or consolidate with or into the Issuer or any Restricted Subsidiary and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such amalgamation, merger or consolidation;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and its Restricted Subsidiaries (i) in the ordinary course of business (including payroll, travel and entertainment related advances) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of applicable securities laws) and (ii) to purchase Equity Interests of the Issuer not in excess of $2.5 million individually and $5 million in the aggregate outstanding at any one time;

(4) Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes of the Issuer or any Restricted Subsidiary and not for the purpose of speculation;

(5) Investments in cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or received in compromise or resolution of litigation, arbitration or other disputes with such parties;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) shares, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(11) Permitted Joint Venture Investments (including, for certainty, Investments in the Transfield JV) made by the Issuer or any of its Restricted Subsidiaries, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) and then outstanding, that does not exceed the greater of (a) $40 million or (b) 4.0% of the Issuer's Consolidated Tangible Assets (determined when the Investment is made);

(12) guarantees (including by way of letters of credit) given by the Issuer or any of its Restricted Subsidiaries in respect of the Indebtedness of any of the Unrestricted Joint Venture Entities in an aggregate principal amount, when taken together with all other guarantees made pursuant to this clause (12) and then outstanding, that does not exceed the greater of (a) $40 million or (b) 4.0% of the Issuer's Consolidated Tangible Assets (determined when the Investment is made);

(13) repurchases of, or other Investments in, the Notes;

(14) advances or extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services, the leasing of equipment or the licensing of property in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or the applicable Restricted Subsidiary deems reasonable under the circumstances;

(15) Investments existing on the Issue Date;

(16) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Equity Interests) of the Issuer; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the Restricted Payments Basket;

(17) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (17) since the Issue Date and then outstanding, do not exceed the greater of (a) $30 million or (b) 3.0% of the Issuer's Consolidated Tangible Assets (determined when the Investment is made); and

(18) performance guarantees of any trade or non-financial operating contract (other than such contract that itself constitutes Indebtedness for borrowed money) in the ordinary course of business.

In determining whether any Investment is a Permitted Investment, the Issuer may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of Section 4.7.

"Permitted Joint Venture Investment" means, with respect to an Investment by any specified Person, an Investment by such specified Person in any other Person engaged in a Permitted Business (a) over which the specified Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control of such other Person, or has veto power over significant management decisions affecting such other Person and (b) of which at least 20.0% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.

"Permitted Liens" means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Issuer or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(2) Liens in respect of property of the Issuer or any Restricted Subsidiary imposed by law or contract, which were not incurred or created to secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, landlords', workmen's, suppliers', repairmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Issuer or its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(3) pledges or deposits made in connection therewith in the ordinary course of business in connection with workers' compensation, unemployment insurance, road transportation and other types of social security, regulations;

(4) Liens (i) incurred in the ordinary course of business to secure the performance of tenders, bids, trade contracts, stay and customs bonds, leases, statutory obligations, surety and appeal bonds, statutory bonds, government contracts, performance and return money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (ii) incurred in the ordinary course of business to secure liability for premiums to insurance carriers;

(5) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6) Liens arising out of judgments or awards not resulting in a Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(7) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) in the aggregate materially interfering with the conduct of the business of the Issuer and its Restricted Subsidiaries and not materially impairing the use of such Real Property in such business;

(8) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(10) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favour of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(11) any interest or title of a lessor under any lease entered into by the Issuer or any Restricted Subsidiary, in the ordinary course so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(12) Liens in respect of leases which would be classified as operating leases under GAAP as in effect on December 31, 2010 and the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignments of goods or transfers of accounts or the filing of Personal Property Security Act financing statements in connection with operating leases, consignments of goods or transfers of accounts, in each case to the extent not securing performance of a payment or other obligation;

(13) Liens securing all of the Notes and Liens securing any Guarantee;

(14) Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(15) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date; provided, that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any property other than the property subject thereto on the Issue Date (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(16) Liens in favour of the Issuer or a Guarantor;

(17) Liens securing Indebtedness under the Credit Facilities incurred and then outstanding pursuant to Section 4.9(b)(1);

(18) other Liens securing Indebtedness under the Credit Facilities, provided that the Priority Debt Leverage Ratio as of the date of incurrence of such Indebtedness does not exceed 2.25 to 1.00, determined on a pro forma basis, as if any Indebtedness that such Liens secure (including, if applicable, a pro forma application of any net proceeds therefrom) had been incurred (with such Liens securing such Indebtedness) at the beginning of the most recent Four-Quarter Period for which internal financial statements are available;

(19) Liens arising pursuant to or securing Purchase Money Indebtedness incurred pursuant to Section 4.9(b)(8); provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100.0% of the cost of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Indebtedness (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) and do not encumber any other property of the Issuer or any Restricted Subsidiary;

(20) Liens securing Acquired Indebtedness permitted to be incurred under this Indenture; provided that such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or being acquired or merged into the Issuer or a Restricted Subsidiary and the Liens do not extend to assets not subject to such Lien at the time of acquisition (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) and are no more favourable in any material respect to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(21) Liens on property of a Person existing at the time such Person is acquired or amalgamated or merged with or into or consolidated with the Issuer or any Restricted Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) and are no more favourable in any material respect to the lienholders than the existing Lien;

(22) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (15), (18), (19), (20), (21) and this clause (22); provided that such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(23) licenses of Intellectual Property granted by the Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Issuer or such Restricted Subsidiary;

(24) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Issuer or any Restricted Subsidiary in the ordinary course of business;

(25) Liens in favour of the Trustee as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(26) Liens securing Specified Cash Management Agreements entered into in the ordinary course of business;

(27) security deposits, liens or rights of distress required pursuant to or exercisable under any lease for rent not at the time overdue or for compliance with the terms of such lease not at the time in default; and

(28) other Liens with respect to obligations which do not in the aggregate exceed at any time the greater of (a) $50 million, or (b) 6% of the Issuer's Consolidated Tangible Assets (measured at the time of the incurrence of such obligations).

"Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust, unincorporated organization or government or other agency or political subdivision thereof or other legal entity of any kind.

"Plan of Liquidation" with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise):  (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

"Premium" means (a) at any time prior to June 15, 2015, (i) if Section 3.7(a) applies, the Applicable Premium or (ii) if Section 3.7(c) applies, the excess of the redemption price set forth in these provisions over the stated principal amount of the applicable Notes, (b) at any time on or after June 15, 2015, if Section 3.7(b) applies, the excess of the optional redemption price set forth therein over the principal amount of the applicable Notes and (c) if Section 4.14 applies, 1% of the principal amount of the applicable Notes.

"Preferred Shares" means, with respect to any Person, any and all preferred or preference shares or other Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

"Prior Credit Agreement" means the credit agreement dated November 27, 2006 between Flint Energy Services Ltd., Flint Energy Services Inc. and Flint Financing (U.S.) Partnership as borrowers, the "Lenders" party thereto, and Bank of Montreal as agent, as amended by amendment No. 1 dated as of April 3, 2007 between Flint Energy Services Ltd., Flint Energy Services Inc., the "Lenders" party thereto, and Bank of Montreal as agent, and as further amended by a second amendment dated as of July 27, 2009 between Flint Energy Services Ltd., Flint Energy Services Inc. and Flint Financing (U.S.) Partnership, the "Lenders" party thereto and Bank of Montreal as agent.

"Priority Debt Leverage Ratio" means, on any date, the ratio of:

(1) (a) the aggregate principal amount of Indebtedness under Credit Facilities (excluding Indebtedness owing to the Issuer or a Restricted Subsidiary) of the Issuer and its Restricted Subsidiaries secured by Liens outstanding as of such date; provided that, for the purposes of this determination and without duplication, the maximum principal amount of Indebtedness under Credit Facilities that could have been incurred as of such date pursuant to Section 4.9(b)(1) shall be deemed to be incurred and outstanding as of such date plus (b) without duplication, the aggregate principal amount of Indebtedness under Credit Facilities (excluding Indebtedness owing to the Issuer or a Restricted Subsidiary) of all of the Restricted Subsidiaries which are not Guarantors outstanding as of such date, to:

(2) the aggregate amount of Consolidated Cash Flow of the Issuer and its Restricted Subsidiaries for the most recent Four-Quarter Period for which internal financial statements are available, as of such date, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio; provided that for the purposes of the foregoing, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn.

"Privacy Laws" has the meaning set forth in Section 11.16.

"Purchase Money Indebtedness" means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (except in the case of Capitalized Lease Obligations) the amount of such Indebtedness shall not exceed such purchase price or cost.

"Qualified Equity Interests" of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan).  Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

"Qualified Equity Offering" means the issuance and sale of Qualified Equity Interests of the Issuer (or any direct or indirect parent of the Issuer to the extent the net proceeds therefrom are contributed to the common equity capital of the Issuer or used to purchase Qualified Equity Interests of the Issuer), other than any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors, trustees or employees.

"Rating Agencies" means Moody's and S&P.

"Real Property" means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

"Redesignation" has the meaning set forth in Section 4.18.

"refinance" means to refinance, repay, prepay, replace, renew or refund.

"Refinancing Indebtedness" means Indebtedness or Disqualified Equity Interests of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the "Refinanced Indebtedness"); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable Premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the obligor of the Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) the Refinancing Indebtedness has a Stated Maturity either (a) no earlier than the Stated Maturity of the Refinanced Indebtedness being repaid or amended or (b) no earlier than 91 days after the maturity date of the Notes;

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6) the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced, replaced, defeased, discharged, refunded or otherwise retired for value within one year of the incurrence of the Refinancing Indebtedness.

"Regulation S Legend" means the legend identified as such in Exhibit A.

"Responsible Financial or Accounting Officer of the Issuer" means any one of the Chief Financial Officer, Vice President of Finance, Treasurer or Chief Accounting Officer of the Issuer.

"Responsible Officer" means any officer assigned to the Corporate Trust Office of the Trustee, including any vice president, assistant vice president, assistant treasurer, assistant secretary, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Indenture, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

"Restricted Notes Legend" means the legend identified as such in Exhibit A.

"Restricted Payment" means any of the following:

(1) the declaration or payment of any dividend or any other distribution (whether made in cash, securities or other property) on or in respect of Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any amalgamation, merger or consolidation involving the Issuer or any of its Restricted Subsidiaries but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of its Equity Interests on a pro rata basis);

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (including, without limitation, any payment in connection with any amalgamation, merger or consolidation involving the Issuer);

(3) any Investment other than a Permitted Investment; or

(4) any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary permitted under clause (6) of the definition of "Permitted Indebtedness").

"Restricted Payments Basket" has the meaning set forth in Section 4.7(a).

"Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

"SEC" means the U.S. Securities and Exchange Commission.

"Secretary's Certificate" means a certificate signed by the Secretary of the Issuer.

"Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation was in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 6.1(g) has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

"Specified Cash Management Agreements" means any agreement providing for treasury, depository, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Issuer or any Guarantor and any lender, including, without limitation, any centralized banking agreement between the Issuer and/or any Guarantor and Bank of Montreal or any other lender providing for the administration of and netting of balances between Canadian bank accounts maintained by the Issuer and certain Subsidiaries with Bank of Montreal or any other lender, as amended, restated or otherwise modified from time to time including, but not limited to, through the addition of new Subsidiaries as parties thereto and withdrawals of Subsidiaries therefrom from time to time, and including any replacement thereof entered into by the Issuer and any Subsidiaries with Bank of Montreal or any other lender from time to time.

"Stated Maturity" means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

"Subordinated Indebtedness" means Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or the Guarantees, respectively.

"Subsidiary" means, with respect to any Person:

(1) any corporation, limited liability company, association, trust or other business entity of which more than 50.0% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Issuer.

"Transfer Restricted Notes" means Notes that bear or are required to bear the Restricted Notes Legend.

"Transfield JV" means Flint Transfield Services Ltd. and its Subsidiaries.

"Unrestricted Joint Venture Entities" means the Transfield JV and the Norman Wells JV and any other Person in which the Issuer or any Restricted Subsidiary makes a Permitted Joint Venture Investment or other Investment permitted pursuant to this Indenture after the Issue Date; provided that if any such Person becomes a Subsidiary of the Issuer after the Issue Date, then such Person shall cease to be an Unrestricted Joint Venture Entity.

"Unrestricted Subsidiary" means (1) any Subsidiary that at the time of determination shall be designated as an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.18 and (2) any Subsidiary of an Unrestricted Subsidiary; provided that if any such Person shall be redesignated as a Restricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.18, then such Person shall cease to be an Unrestricted Subsidiary.

"U.S. Dollars" and  "U.S.$" means dollars in the lawful currency of the United States of America.

"Voting Shares" with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of shares or other relevant Equity Interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

"Weighted Average Life to Maturity" when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining instalment, sinking fund, serial maturity or other required payment of principal, including payment at Stated Maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

"Wholly-Owned Subsidiary" means a Restricted Subsidiary, all of the Equity Interests of which (other than directors' qualifying shares) are owned by the Issuer or another Wholly-Owned Subsidiary.

1.2 Other Definitions

Term	Defined in Section
"acceleration declaration"	6.2
"Act"	11.10
"Additional Amounts"	2.18
"Affiliate Transaction"	4.11(a)
"Canadian GAAP"	1.1
"Change of Control Payment Date"	4.14
"Change of Control Purchase Price"	4.14
"deemed year"	1.5
"Defeasance"	8.2
"Deposit Trustee"	8.5
"Event of Default"	6.1
"Excess Proceeds"	4.10(b)
"Four-Quarter Period"	1.1
"Investment Grade Rating"	4.20(a)
"Judgment Currency"	11.12
"Legal Defeasance"	8.2
"Net Proceeds Offer Amount"	4.10(d)

"Net Proceeds Offer"	4.10(c)
"Net Proceeds Offer Period"	4.10(d)
"Net Proceeds Purchase Date"	4.10(d)
"Permitted Indebtedness"	4.9(b)
"QIBs"	2.6(c)
"Registrar"	2.3
"Regulation S"	2.6(c)
"Restricted Global Note"	2.6(c)
"Rule 144A"	2.6(c)
"Successor"	5.1(a)(1)(b)
"Transaction Date"	1.1
"Trust Indenture Legislation"	11.1
"Unrestricted Global Note"	2.6(c)

1.3 Rules of Construction.  Unless the context otherwise requires:

(a) a term has the meaning assigned to it herein;

(b) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(c) "or" is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(f) provisions apply to successive events and transactions;

(g) references to mergers include amalgamations;

(h) unless otherwise indicated, reference to a statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time; and

(i) unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated by including the day on which the period commences and excluding the day on which the period ends.

1.4 Interest Limitation.  It is the intention of the Issuer to conform strictly to all applicable usury laws and any subsequent revisions, repeals or judicial interpretations thereof. Accordingly, if the transactions contemplated hereby would be usurious under any applicable law then, in that event, notwithstanding anything to the contrary in the Notes or this Indenture, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law with respect to a Note shall under no circumstances exceed the maximum amount allowed by applicable law, and any excess shall be credited to the principal amount of such Note (or, if the principal amount of such Note shall have been paid in full, refunded to the Issuer), to the extent permitted by applicable law; and (b) in the event that the maturity of any Note is accelerated or in the event of any redemption of such Note, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by applicable law, and any excess shall be credited to the principal amount of such Note (or, if the principal amount of such Note shall be paid in full, refunded to the Issuer), to the extent permitted by applicable law. All calculations made to compute the rate of interest with respect to a Note for the purpose of determining whether such rate exceeds the maximum amount allowed by applicable law shall be made, to the extent permitted by such applicable law, by allocating and spreading during the period of the full stated term of such Note all interest any time contracted for, taken, reserved, charged or received by such Holder or by the Trustee on behalf of any such

Holder in connection therewith so that the amount or rate of interest charged for any and all periods of time during the term of the Note does not exceed the maximum amount or rate of interest allowed to be charged by law during the relevant period of time. Notwithstanding any of the foregoing, if at any time applicable laws shall be changed so as to permit a higher rate or amount of interest to be charged than that permitted prior to such change, then unless prohibited by law, references in this Indenture or any Note to "applicable law" when used in the context of determining the maximum interest or rate of interest that can be charged shall be deemed to refer to such applicable law as so amended to allow the greater amount or rate of interest.  The right to accelerate maturity of any Note does not include the right to accelerate any interest which has not otherwise accrued to the date of such acceleration, provided, however, that the foregoing shall not prohibit the continuing accrual after acceleration of interest in accordance with the terms of this Indenture and such Note.  The agreements set forth in this Section 1.4 are part of the consideration for the issuance of the Notes.

1.5 Interest Act (Canada).  For the purposes of disclosure under the Interest Act (Canada) only, and without affecting the amount of interest payable under the Notes or the calculation of interest on the Notes, wherever a rate of interest under the Notes is calculated on the basis of a year (the "deemed year") which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for the purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

ARTICLE 2
THE NOTES

2.1 Form and Dating.

(a) The Notes and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A attached hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The registered Holder will be treated as the owner of such Note for all purposes.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

2.2 Execution and Authentication.

(a) An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of a Responsible Officer.  The signature of a Responsible Officer shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee shall, upon receipt of a written order of the Issuer signed by one Officer directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with and receipt of an Opinion of Counsel, authenticate Notes for original issue in the aggregate principal amount stated in such written order.

(e) The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes.  Unless limited by the terms of such appointment, an authenticating agent may authenticate

Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents.  An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.

2.3 Registrar; Transfer Agent; Paying Agent; Depository.

(a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar").  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional Paying Agent.  The Issuer may change any Registrar or Paying Agent without notice to any Holder.  The Issuer and/or any Restricted Subsidiary may act as the Registrar or Paying Agent.

(b) The Issuer initially appoints the Trustee to act as the Registrar, transfer agent and Paying Agent.

(c) The Issuer initially appoints CDS to act as Depository with respect to the Global Notes.

(d) The Issuer shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture.  The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.14.

2.4 Paying Agent to Hold Money in Trust.  The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, Premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment.  While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for such money.  If the Issuer or any of its Restricted Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

2.5 Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof.

2.6 Book-Entry Provisions for Global Notes

(a) The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited by the Trustee on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided herein.

(b) Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee, in accordance with instructions given by the Holder thereof as required by this Section 2.6.

(c) The Initial Notes are being issued by the Issuer only (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act ("Rule 144A")) ("QIBs") and (ii) in reliance on Regulation S under the Securities Act ("Regulation S"). Initial Notes are being issued by the Issuer to buyers in Canada in accordance with Canadian Securities Laws.  After such initial issuance, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs in reliance on Rule 144A or outside the United States pursuant to Regulation S or to the Issuer, in accordance with certain transfer restrictions.  Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the "Restricted Global Note"), deposited with the Depository, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (or such other form approved pursuant to Article 9) and bear the Regulation S Legend (collectively, the "Unrestricted Global Note") deposited with the Depository.  The Restricted Global Note and the Unrestricted Global Note shall each be issued with separate CUSIP numbers.  The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Depository.  Transfers of Notes among QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.15.

(d) Members of, or Participants in, the Depository shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or under such Global Note, and the Depository may be treated by the Issuer, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

(e) Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depository or any other Person with respect to the accuracy of the records of the Depository (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes.  The Trustee and the Agents may rely (and shall be fully protected in relying) upon information furnished by the Depository with respect to its members, Participants and any beneficial owners in the Notes.

(f) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depository, its successors or their respective nominees.  Interests of Beneficial Holders in a Global Note may be transferred in accordance with the rules and procedures of the Depository.  In addition, certificated Notes shall be transferred to Beneficial Holders in exchange for their beneficial interests only if (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for the Global Notes and a successor Depository is not appointed by the Issuer within ninety (90) days of such notice, (ii) the Issuer gives notice to the Depository that it is unwilling or unable to continue to have the Depository hold the Notes as book-entry only or that it desires or has processed an entitlement requiring a withdrawal of Notes, or (iii) after the occurrence of an Event of Default, the Depository advises the Trustee that it has received written notification from Beneficial Holders representing, in the aggregate, more than 25% of the aggregate principal amount of outstanding Notes that the continuance of the book-entry system is no longer in their best interest.

(g) In connection with the transfer of the entire Global Note to Beneficial Holders pursuant to Section 2.6(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver to each Beneficial Holder identified by the Depository in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(h) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interest through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(i) Each Global Note shall bear the Global Note Legend on the face thereof.

(j) At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee to reflect such reduction.

(k) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and certificated Notes at the Registrar's request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.10, 4.14 and 9.4 hereof).

(3) All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or certificated Notes surrendered upon such registration of transfer or exchange.

(4) The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Issuer shall be affected by notice to the contrary.

(6) The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2.  Except as provided in Section 2.6(f), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7) Each Holder agrees to provide reasonable indemnity to the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder's Note in violation of any provision of this Indenture and/or applicable securities law.

(l) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.7 Replacement Notes.

(a) If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon the written order of the Issuer signed by an Officer of the Issuer, shall authenticate a replacement Note if the Trustee's requirements are met.  If required by the Trustee or the Issuer, an indemnity and surety bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer, the Trustee and the Agents may charge for their expenses in replacing a Note.

(b) Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

2.8 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding.  Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b) If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

(c) If the Trustee holds, on any payment date, money sufficient to pay the amounts under the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

2.9 Treasury Notes.  In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of which a Responsible Officer has written notice as being so owned shall be so disregarded.  Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

2.10 Temporary Notes.

(a) Until certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Issuer signed by one Officer of the Issuer.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

(b) Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

2.11 Cancellation.  The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee.  All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation.  Subject to Section 2.7, the Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.  All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Issuer upon its written request therefor.

2.12 Defaulted Interest.  If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1.  The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date.  At least fifteen (15) days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

2.13 Computation of Interest.  Interest on the Notes shall be computed on the basis of a 365-day year and the actual number of days elapsed in the applicable period.

2.14 CUSIP Number.  The Issuer in issuing the Notes may use a "CUSIP" number, and if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes.  The Issuer shall promptly notify the Trustee in writing of any change in any CUSIP number.

2.15 Special Transfer Provisions.

(a) Each Note issued pursuant to an exemption from registration under the Securities Act (other than in reliance on Regulation S) or transferred pursuant to an exemption from the prospectus and registration requirements of applicable Canadian Securities Laws will constitute a Transfer Restricted Note and be required to bear the Restricted Notes Legend until the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate (within the meaning of Rule 405 under the Securities Act) of the Issuer was the owner of such Notes (or any predecessor thereto), unless and until such Transfer Restricted Note is transferred or exchanged pursuant to an effective registration statement under the Securities Act.  Notwithstanding the foregoing, Notes issued pursuant to such transfer or exchange may, at the written direction of the Issuer, bear a legend required under applicable Canadian Securities Laws.

(b) Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of a Note issued in reliance on Regulation S to a QIB in the United States:

(1) The Registrar shall register the transfer of a Note issued in reliance on Regulation S by a Holder to a QIB in the United States if such transfer is being made by a proposed transferor who has provided the Registrar with an appropriately completed certificate of transfer in the form attached to the Note.

(2) If the proposed transferee is a Participant and the Note to be transferred consists of an interest in the Unrestricted Global Note, upon receipt by the Registrar of (x) the items required by paragraph (1) above and (y) instructions given in accordance with the Depository's and the Registrar's procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Restricted Global Note in an amount equal to the principal amount of the beneficial interest in the Unrestricted Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of such Unrestricted Global Note in an amount equal to the principal amount of the beneficial interest in such Unrestricted Global Note to be so transferred.

(c) Transfers Pursuant to Regulation S.  The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(1) The Registrar shall register any proposed transfer of a Transfer Restricted Note by a Holder pursuant to Regulation S upon receipt of (A) an appropriately completed certificate of transfer in the form attached to the Note and (B) a letter substantially in the form set forth in Exhibit B hereto from the proposed transferor.

(2) If the proposed transferee is a Participant and the Transfer Restricted Note to be transferred consists of an interest in the Restricted Global Note upon receipt by the Registrar of (x) the letter, if any, required by paragraph (1) above and (y) instructions in accordance with the Depository's and the Registrar's procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Unrestricted Global Note in an amount equal to the principal amount of the beneficial interest in the Restricted Global Note to be transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Restricted Global Note in an amount equal to the principal amount of the beneficial interest in such Restricted Global Note to be transferred.

(d) Exchange for Definitive Notes.  In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.6, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (b) and (c) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Issuer and notified to the Trustee in writing.

(e) Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend (other than the text of such legend which may be required under applicable Canadian Securities Laws and is specified in the written direction of the Issuer), the Registrar shall deliver Notes that do not bear the Restricted Notes Legend (other than the text of such legend which may be required under applicable Canadian Securities Laws and is specified in the written direction of the Issuer).  Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend (other than the text of such legend which may be required under applicable Canadian Securities Laws and is specified in the written direction of the Issuer) nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(f) Regulation S Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Regulation S Legend (other than the text of such legend which may be required under applicable Canadian Securities Laws and is specified in the written direction of the Issuer), the Registrar shall deliver Notes that do not bear the Regulation S Legend (other than the text of such legend which may be required under applicable Canadian Securities Laws and is specified in the written direction of the Issuer).  Upon the transfer, exchange or replacement of Notes bearing the Regulation S Legend, the Registrar shall deliver only Notes that bear the Regulation S Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend (other than the text of such legend which may be required under applicable Canadian Securities Laws and is specified in the written direction of the Issuer) nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(g) General.

(1) By its acceptance of any Note bearing the Restricted Notes Legend or the Regulation S Legend, as applicable, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend or the Regulation S Legend, as applicable, and agrees that it shall transfer such Note only as provided in this Indenture.  A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depository but is not subject to any procedure required by this Indenture.

(2) In connection with any proposed transfer pursuant to Regulation S or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Issuer may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Issuer.

(3) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.15.

2.16 Issuance of Additional Notes.

(a) The Issuer shall be entitled to issue Additional Notes in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto and transfer restrictions with respect thereto; provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and Section 4.12.  The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

(b) With respect to any Additional Notes, the Issuer shall set forth in a resolution of its Board of Directors and in an Officers' Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto, the date from which interest shall accrue thereon and the interest payment dates and record dates applicable thereto;

(3) whether such Additional Notes shall be Transfer Restricted Notes; and

(4) that such issuance is not prohibited by this Indenture.

(c) The Trustee shall, upon receipt of the resolution of the Issuer's Board of Directors and Officers' Certificate, authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

2.17 Notes to Rank Pari Passu.  The Notes will be direct senior unsecured obligations of the Issuer and will rank pari passu subject to statutory preferred exceptions, with all other present and future unsubordinated and unsecured indebtedness of the Issuer.

2.18 Payment of Additional Amounts.

(a) All payments made by or on behalf of the Issuer under or with respect to the Notes or by or on behalf of any Guarantor pursuant to its Guarantee, will be made without withholding or deduction for or on account of any taxes imposed or levied by or on behalf of any Canadian taxing authority, unless required by law or the interpretation or administration thereof.  If the Issuer or a Guarantor is obligated to withhold or deduct any amount on account of taxes imposed by any Canadian taxing authority from any payment made with respect to the Notes, the Issuer or such Guarantor will:

(1) make such withholding or deduction;

(2) remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

(3) subject to the limitations below, pay to each Holder, as additional interest, such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such taxes had not been withheld or deducted;

(4) furnish to the Trustee for the benefit of the Holders, within 60 days after the date payment of any taxes is due pursuant to applicable law, certified copies of an official receipt of the relevant government authorities for all amounts deducted or withheld pursuant to applicable law, or if such receipts are not obtainable, other evidence of payment by the Issuer or such Guarantor of those taxes; and

(5) at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an Officers' Certificate instructing the Trustee and each Paying Agent as to whether any payment of principal of or any interest on such Notes shall be made with deduction or withholding for or on account of any tax, duty, assessment or other governmental charge.  If any such deduction or withholding shall be required, then such certificate shall specify the amount, if any, required to be deducted or withheld on such payment to the relevant recipient, shall certify that the Issuer shall pay such deduction or withholding amount to the appropriate taxing authority, and shall set forth the calculation of the Additional Amounts and certify that the Issuer shall pay or cause to be paid to the Trustee or Paying Agent the Additional Amounts.

(b) Notwithstanding the foregoing, none of the Issuer or a Guarantor will pay Additional Amounts with respect to a payment made to any Holder or beneficial owner of a Note (an "Excluded Holder"):

(1) with which the Issuer or such Guarantor does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(2) which is subject to such taxes by reason of the Holder or the beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with, Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of the Notes or the receipt of payments thereunder;

(3) for or on account of any taxes imposed or deducted or withheld by reason of the failure of the Holder or beneficial owner of the Notes to complete, execute and deliver to the Issuer or a Guarantor, as the case may be, any form or document, to the extent applicable to such Holder or beneficial owner, that may be required by law (including any applicable tax treaty) or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Issuer or such Guarantor in order to enable the Issuer or such Guarantor to make payments on the Notes or pursuant to any Guarantee, as the case may be, without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by the Issuer or such Guarantor;

(4) for or on account of any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(5) for or on account of any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments under or with respect to the Notes (other than taxes payable pursuant to Regulation 803 of the Income Tax Act (Canada), or any similar successor provision);

(6) where the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later; or

(7) if the Holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in income under the laws of the relevant taxing jurisdiction for tax purposes, of a beneficiary or settler with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settler, partner or beneficial owner been the Holder thereof.

(c) Any reference in this Indenture to the payment of principal, Premium, if any, interest, purchase price, redemption price or any other amount payable under or with respect to any Note, will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.  The Issuer's and the Guarantors' obligation to make payments of Additional Amounts will survive any termination of this Indenture or the defeasance of any rights thereunder.

(d) The Issuer and each Guarantor, jointly and severally, will indemnify and hold harmless each Holder (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes, and (y) any Canadian taxes levied or imposed and paid by such Holder with respect to any reimbursement under (x) above, but excluding any such taxes with respect to which such Holder is an Excluded Holder.

ARTICLE 3
REDEMPTION AND PREPAYMENT

3.1 Notices to Trustee.  If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least thirty (30) days (or such shorter period as is acceptable to the Trustee) before a redemption notice is sent to a holder, an Officers' Certificate setting forth the (1) section of this Indenture pursuant to which the redemption shall occur, (2) redemption date, and (3) principal amount of Notes to be redeemed.

3.2 Selection of Notes to Be Redeemed.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee, in its sole discretion, may deem fair and appropriate (and in a manner that complies with applicable legal requirements); provided, however that no Notes of $2,000 in original principal amount or less shall be redeemed in part.  In addition, if a partial redemption is made pursuant to Section 3.7(c), selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository), unless that method is otherwise prohibited.

(b) On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.  The Trustee shall make the selection from the Notes outstanding and not previously called for redemption as long as the Issuer has deposited with the Trustee funds in satisfaction of the applicable redemption price pursuant to this Indenture and shall promptly notify the Issuer in writing of the Notes selected for redemption.  The Trustee may select for redemption portions (equal to $1,000 or any integral multiples of $1,000 thereof) of the principal of the Notes that have denominations larger than $2,000.

3.3 Notice of Redemption.

(a) The Issuer shall deliver or cause to be delivered in accordance with Section 11.2, a notice of redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee), at least thirty (30) days but not more than sixty (60) days before a redemption date (except that notices may be delivered more than sixty (60) days before a redemption date if the notice is issued in accordance with Section 8.8).

(b) The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price (or the method by which it is to be determined);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4) the name and address of the Trustee;

(5) that Notes called for redemption must be surrendered to the Trustee to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(c) At the Issuer's written request, the Trustee shall give the notice of redemption in the Issuer's name and at the Issuer's expense; provided, however, that the Issuer shall have delivered to the Trustee, at least forty-five (45) days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph.  The notice mailed in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice.  In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

3.4 Effect of Notice of Redemption.  Once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price plus accrued and unpaid interest to such date.

3.5 Deposit of Redemption Price.

(a) On or before 10:00 a.m. (Calgary time) on the Business Day prior to each redemption date, the Issuer shall deposit with the Trustee money sufficient to pay the redemption price (including Premium, if any) of and accrued and unpaid interest on all Notes to be redeemed on that date.  The Trustee shall promptly return to the Issuer any money deposited with the Trustee by the Issuer in excess of the amounts necessary to pay the redemption price of (including any Premium), and accrued interest on, all Notes to be redeemed.

(b) If Notes called for redemption are paid or if the Issuer has deposited with the Trustee money sufficient to pay the redemption price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed, on and after the redemption date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

3.6 Notes Redeemed in Part.  Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon the written request of an Officer of the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

3.7 Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time prior to June 15, 2015 at the option of the Issuer upon not less than 30 nor more than 60 days' prior notice to each Holder of Notes, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium (calculated by the Issuer) as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time or from time to time on or after June 15, 2015, at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, together with accrued and unpaid interest, on the Notes to be redeemed to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve (12) month period beginning June 15 of the years indicated below:

Year	Redemption Price
2015	103.750%
2016	101.875%
2017 and thereafter	100.000%

(c) At any time or from time to time prior to June 15, 2014, the Issuer, at its option, may on any one or more occasions redeem up to 35.0% of the principal amount of the outstanding Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 107.500% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest thereon to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65.0% of the aggregate principal amount of Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after giving effect to any such redemption; and

(2) the redemption occurs not more than 90 days after the date of the closing of any such Qualified Equity Offering.

(d) If the Issuer or a Guarantor becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the date of this Indenture and such Additional Amounts cannot (as certified in an Officers' Certificate to the Trustee) be avoided by the use of reasonable measures available to the Issuer or any Guarantor, then the Issuer may, at its option, redeem the affected Notes, in whole but not in part, upon not less than 30 nor more than 60 days' notice (such notice to be provided not more than 90 days before the next date on which it or the Guarantor would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Notice of the Issuer's intent to redeem the affected Notes shall not be effective until such time as it delivers to the Trustee an Opinion of Counsel stating that the Issuer or a Guarantor is obligated to pay Additional Amounts because of an amendment to or change in law or regulation or position as described in this Section 3.7(d).

ARTICLE 4
COVENANTS

4.1 Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, Premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, Premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee holds, as of 10:00 a.m. (Calgary time) on the Business Day prior to the relevant payment date, Canadian dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue instalments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

4.2 Maintenance of Office or Agency.

(a) The Issuer shall maintain an office or agency where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and Guarantors in respect of the Notes and this Indenture (other than the type contemplated by Section 11.13) may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

4.3 Provision of Financial Information.

(a) The Issuer will provide the Trustee and the Trustee shall deliver to all the Holders, a copy of all financial statements, whether annual or interim, of the Issuer and the report (if any) of the Issuer's auditors thereon and the corresponding management's discussion and analysis of the financial condition and results of operations of the Issuer at the same time as they are filed under applicable securities legislation, which will be deemed to have been provided to the Trustee and the Holders once filed on the SEDAR website at www.sedar.com (and such obligations to provide such documents shall continue in the event that the Issuer ceases to be a "reporting issuer" under Canadian Securities Laws (or its equivalent)).

(b) If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by Section 4.3(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries excluding such Unrestricted Subsidiaries.

(c) For so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts of and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

4.4 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year beginning with the fiscal year ended December 31, 2011, an Officers' Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, Premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b) The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

4.5 Taxes.  The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

4.6 Stay, Extension and Usury Laws.  The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

4.7 Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) or (11) of Section 4.7(b), exceeds the sum (the "Restricted Payments Basket") of (without duplication):

(a) 50.0% of Consolidated Net Income of the Issuer and the Restricted Subsidiaries for the period (taken as one accounting period) commencing on April 1, 2011 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100.0% of such deficit), plus

(b) 100.0% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Issuer), (y) Equity Interests of a Person (other than the Issuer, a Subsidiary of the Issuer or an Unrestricted Joint Venture Entity) engaged in a Permitted Business and (z) other assets used in any Permitted Business, received by the Issuer or its Restricted Subsidiaries after the Issue Date, in each case as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests or from the issue or sale of convertible or exchangeable Disqualified Equity Interests or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Qualified Equity Interests (other than Equity Interests or debt securities sold to a Subsidiary of the Issuer or net cash proceeds received by the Issuer from Qualified Equity Offerings to the extent applied to redeem the Notes in accordance with the provisions set forth under Section 3.7(c)), and (B) the aggregate net cash proceeds, if any, received by the Issuer or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) above, plus

(c) 100.0% of the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness or any Indebtedness owed to the Issuer or a Subsidiary) of the Issuer or any Restricted Subsidiary is reduced on the Issuer's consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Qualified Equity Interests, plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made by the Issuer or any Restricted Subsidiary after the Issue Date (other than the release of any guarantee), an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100.0% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) in the case of the release of any guarantee that was treated as a Restricted Payment made by the Issuer or any Restricted Subsidiary after the Issue Date, an amount equal to the amount of such guarantee that was treated as a Restricted Payment less any amount paid under such guarantee, plus

(f) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the Fair Market Value of the Issuer's proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer's Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

(b) Notwithstanding the foregoing, Section 4.7(a) will not prohibit:

(1) the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if, on the date of declaration, the dividend, redemption or distribution payment, as the case may be, would have complied with the provisions of this Indenture;

(2) any Restricted Payment made in exchange for, or out of the proceeds of, the substantially concurrent issuance and sale of Qualified Equity Interests;

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.9 and the other terms of this Indenture;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Net Proceeds Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Net Proceeds Offer;

(5) the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (x) upon any such individual's death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $5 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (5), plus (C) the net cash proceeds of any "key-man" life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (5); and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.7 or any other provision of this Indenture;

(6) (a) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests of the Issuer or other convertible securities to the extent such Equity Interests of the Issuer represent a portion of the exercise or exchange price thereof and (b) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants or other similar rights;

(7) dividends on Disqualified Equity Interests of the Issuer or Preferred Shares of any Restricted Subsidiary issued in compliance with Section 4.9 to the extent such dividends are included in the definition of Consolidated Interest Expense;

(8) the payment of cash in lieu of fractional Equity Interests of the Issuer;

(9) payments or distributions to dissenting shareholders pursuant to applicable law in connection with an amalgamation, merger, consolidation or transfer of assets that complies with Section 5.1;

(10) cash distributions by the Issuer to the holders of Equity Interests of the Issuer in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Issuer; or

(11) payment of other Restricted Payments from time to time in an aggregate amount not to exceed the greater of (a) $30 million or (b) 3.0% of the Issuer's Consolidated Tangible Assets (determined at the time of payment);

provided that (A) in the case of any Restricted Payment pursuant to clause (4) or (11) above, no Default shall have occurred and be continuing or occur as a consequence thereof (it being understood that the making of a Restricted Payment in reliance on clause (4) or (11) above shall not be deemed to be a Default under this Section 4.7) and (b) no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clause (2) or (5)(B) above shall increase the Restricted Payments Basket to the extent of such payment.

(c) For the purposes of determining compliance with any Canadian dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the Canadian dollar equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made.

(d) The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 4.18.  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of "Investment."  Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

4.8 Limitation on Dividends and Other Restrictions Affecting Restricted Subsidiaries.  The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Shares in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Shares shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(b) make loans or advances, or pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred by the Issuer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(c) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above);

except for, in each case:

(1) encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Agreement) as in effect on that date;

(2) encumbrances or restrictions existing under this Indenture, the Notes and the Guarantees;

(3) any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by the Issuer or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(4) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

(5) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (1), (2), (3), (4), (5) or (10) of this Section 4.8(c); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive than the encumbrances and restrictions contained in the agreements referred to in clause (1), (2), (3) or (4) of this Section 4.8(c) on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was amalgamated or merged into a Restricted Subsidiary, whichever is applicable;

(6) encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(7) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(8) in the case of clause (c) above, Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(9) restrictions imposed under any agreement to sell Equity Interests or assets, as permitted under this Indenture, to any Person pending the closing of such sale;

(10) any other agreement governing Indebtedness or other obligations entered into after the Issue Date if either (A) such agreement contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness is customary and does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Issuer in good faith, to make scheduled payments of cash interest and principal on the Notes when due;

(11) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements entered into in the ordinary course of business that restrict the disposition or distribution of ownership interests in or assets of such partnership, limited liability company, joint venture, corporation or similar Person;

(12) Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof incurred in compliance with Section 4.9 that imposes restrictions of the nature described in Section 4.8(c) on the assets acquired; and

(13) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business.

4.9 Limitation on Additional Indebtedness.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the Issuer or any Restricted Subsidiary may incur additional Indebtedness (including Acquired Indebtedness), in each case, if, after giving effect thereto on a pro forma basis, the Consolidated Interest Coverage Ratio of the Issuer and its Restricted Subsidiaries would be at least 2.00 to 1.00 (the "Coverage Ratio Exception").

(b) Notwithstanding Section 4.9(a), each of the following incurrences of Indebtedness shall be permitted (the "Permitted Indebtedness"):

(1) Indebtedness of the Issuer and any Restricted Subsidiary under the Credit Facilities in an aggregate principal amount at any time outstanding, including the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) not to exceed the greater of (a) $225 million or (b) 25.0% of the Issuer's Consolidated Tangible Assets at the time of incurrence;

(2) Indebtedness under the Initial Notes and the Guarantees;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries to the extent outstanding on the Issue Date, after giving effect to the use of proceeds of the Notes (other than Indebtedness referred to in clauses (1), (2), (4), (6), (7), (8), (9), (10), (12) and (15));

(4) (a) guarantees by the Issuer or Guarantors of Indebtedness permitted to be incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness, then the related guarantee shall be subordinated in right of payment to the Notes or the Guarantees, as the case may be, and (b) guarantees of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors in accordance with the provisions of this Indenture;

(5) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary in the ordinary course of business and not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this Section 4.9, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(6) Indebtedness of the Issuer owed to and held by a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or any other Restricted Subsidiary; provided, however, that:

(a) if the Issuer is the obligor on Indebtedness and a Restricted Subsidiary that is not a Guarantor is the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Guarantor is the obligor on such Indebtedness and a Restricted Subsidiary that is not a Guarantor is the obligee, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; and

(c) (i)           any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Issuer or any other Restricted Subsidiary; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or any other Restricted Subsidiary,

shall be deemed, in each case of this clause ((c)), to constitute an incurrence of such Indebtedness not permitted by this clause (6);

(7) Indebtedness in respect of workers' compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal or surety bonds in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such workers' compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal or surety bonds;

(8) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary after the Issue Date, and Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $25 million or (b) 3.0% of the Issuer's Consolidated Tangible Assets (determined at the time of incurrence);

(9) Indebtedness arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness of the Issuer or any Restricted Subsidiary with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (2), (3) or (8) above, this clause (11), or clause (15) or (16) below;

(12) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (12) (contingent obligations referred to on the face of a balance sheet or in a footnote thereto and not otherwise quantified and reflected on the balance sheet will not be deemed "included on the face of the balance sheet" for purposes of the foregoing) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(13) additional Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (13) and then outstanding, will not exceed the greater of (a) $40 million or (b) 5.0% of the Issuer's Consolidated Tangible Assets (determined at the time of incurrence);

(14) Indebtedness in respect of Specified Cash Management Agreements entered into in the ordinary course of business;

(15) guarantees (including by way of letters of credit) given by the Issuer or any of its Restricted Subsidiaries in respect of the Indebtedness of any of the Unrestricted Joint Venture Entities in an aggregate principal amount, when taken together with all other guarantees made pursuant to this clause (15), that does not exceed the greater of (a) $40 million or (b) 4.0% of the Issuer's Consolidated Tangible Assets (determined at the time of incurrence);

(16) Indebtedness of Persons incurred and outstanding on the date on which such Person was acquired by the Issuer or any Restricted Subsidiary, or amalgamated, merged or consolidated with or into the Issuer or any Restricted Subsidiary (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation); provided, however, that at the time such Person or assets is/are acquired by the Issuer or a Restricted Subsidiary, or amalgamated, merged or consolidated with the Issuer or any Restricted Subsidiary and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (16) and any other related Indebtedness, either (i) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.9(a); or (ii) the Consolidated Interest Coverage Ratio of the Issuer and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio immediately prior to such acquisition, amalgamation, merger or consolidation; and

(17) Indebtedness representing deferred compensation to directors, officers, members of management or employees (in their capacities as such) of the Issuer or any Restricted Subsidiary and incurred in the ordinary course of business.

(c) Notwithstanding Sections 4.9(a) and (b), the aggregate amount of Indebtedness that can be incurred by all Restricted Subsidiaries that are not Guarantors (excluding Indebtedness owing to the Issuer or any Restricted Subsidiary) shall not exceed $20 million in the aggregate.

(d) For purposes of determining compliance with this Section 4.9, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) of Section 4.9(b) or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Agreement on or prior to the Issue Date shall be deemed to have been incurred under clause (1) above, and may later reclassify any item of Indebtedness described in clauses (1) through (17) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.9, (i) guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(e) For the purposes of determining compliance with any Canadian dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the Canadian dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Canadian dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Canadian dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.  The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(f) In addition, the Issuer shall not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt.  If at any time an Unrestricted Subsidiary or Unrestricted Joint Venture Entity becomes a Restricted Subsidiary, any Indebtedness of such Person shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 4.9, the Issuer shall be in Default of this Section 4.9).

4.10 Limitation on Asset Sales.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the shares and assets subject to such Asset Sale; and

(2) at least 75.0% of the total consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For purposes of clause (2) above and for no other purpose, the following shall be deemed to be cash:

(A)           the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness or intercompany Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor,

(B)           the amount of any securities, notes or other obligations received from such transferee that are within 180 days after such Asset Sale converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash actually so received),

(C)           any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause C that is at that time outstanding, not to exceed the greater of (i) $25 million or (ii) 3.0% of the Issuer's Consolidated Tangible Assets (determined at the time of receipt of such Designated Non-cash Consideration), with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, and

(D)           the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.10.

Any Asset Sale pursuant to a condemnation, expropriation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses (1) and (2) of this Section 4.10(a).

Notwithstanding the foregoing, the 75.0% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75.0% limitation.

(b) If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary may, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1) permanently repay, redeem or otherwise retire (x) obligations under the Credit Agreement, and/or (y) Indebtedness of the Issuer or a Restricted Subsidiary that is secured by a Lien (in each case other than any Disqualified Equity Interests or Subordinated Indebtedness, and other than Indebtedness owed to the Issuer or an Affiliate of the Issuer);

(2) permanently repay, redeem or otherwise retire obligations under other Indebtedness of the Issuer or a Restricted Subsidiary (in each case other than any Disqualified Equity Interests or Subordinated Indebtedness, and other than Indebtedness owed to the Issuer or an Affiliate of the Issuer); provided that the Issuer shall equally and rateably reduce obligations under the Notes as provided under Section 3.7, through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(3) (A) make any capital expenditure or otherwise invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities and excluding working capital or current assets for the avoidance of doubt) to be used by the Issuer or any Restricted Subsidiary in a Permitted Business, (B) acquire Qualified Equity Interests held by a Person other than the Issuer or any of its Restricted Subsidiaries in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

The amount of Net Available Proceeds not applied or invested as provided in clauses (1) through (3) of this Section 4.10(b) shall constitute "Excess Proceeds".

(c) (1)           On the 366th day after an Asset Sale (or, at the Issuer's option, an earlier date), if the aggregate amount of Excess Proceeds equals or exceeds $20 million, the Issuer shall be required to make an offer to purchase or redeem (a "Net Proceeds Offer") from all Holders and, to the extent required by the terms of other Pari Passu Indebtedness of the Issuer, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Issuer to make an offer to purchase or redeem such Pari Passu Indebtedness with the proceeds from any Asset Sale, to purchase or redeem the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Net Proceeds Offer applies that may be purchased or redeemed out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of Notes plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

(2) To the extent that the sum of the aggregate principal amount of Notes and Pari Passu Indebtedness so validly tendered pursuant to a Net Proceeds Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds, or a portion thereof, for any purposes not otherwise prohibited by the provisions of this Indenture.  If the aggregate principal amount of Notes and Pari Passu Indebtedness so validly tendered pursuant to a Net Proceeds Offer exceeds the amount of Excess Proceeds, the Issuer shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate outstanding principal amount of Notes and Pari Passu Indebtedness.  Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

(d) (i)           The Net Proceeds Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Net Proceeds Offer Period").  No later than five Business Days after the termination of the Net Proceeds Offer Period (the "Net Proceeds Purchase Date"), the Issuer will purchase the principal amount of Notes and Pari Passu Indebtedness required to be purchased pursuant to this Section 4.10 (the "Net Proceeds Offer Amount") or, if less than the Net Proceeds Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Net Proceeds Offer.

(ii)           If the Net Proceeds Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

(iii)           Pending the final application of any Net Available Proceeds pursuant to this Section 4.10, the Issuer or such Restricted Subsidiary holding such Net Available Proceeds may apply such Net Available Proceeds temporarily to reduce Indebtedness outstanding under a revolving Credit Facility or otherwise invest such Net Available Proceeds in any manner not prohibited by this Indenture.

(iv)           On or before the Net Proceeds Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Net Proceeds Offer, or if less than the Net Proceeds Offer Amount has been validly tendered and not properly withdrawn, all Notes so validly tendered and not properly withdrawn, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The Issuer will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 4.10 and, in addition, the Issuer will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness.  The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Net Proceeds Offer Period) mail or deliver to each tendering Holder and the Issuer will mail or deliver to each tendering holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Issuer, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Issuer will take any and all other actions required by the agreements governing the Pari Passu Indebtedness.  Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof.  The Issuer will publicly announce the results of the Net Proceeds Offer on the Net Proceeds Purchase Date.

(v)           Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, will be governed by Section 4.14 and/or Section 5.1 and not by this Section 4.10.

(vi)           The Issuer shall comply with all applicable securities laws and regulations in Canada and the United States and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

4.11 Limitation on Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an "Affiliate Transaction"), involving aggregate payments or consideration in excess of $2.5 million, unless:

(1) the terms of such Affiliate Transaction are not materially less favourable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to have been obtained in a comparable transaction at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate;

(2) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate value in excess of $10 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(3) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate value in excess of $25 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view or that the Affiliate Transaction complies with Section 4.11(a)(1), in each case as determined by a Canadian or U.S. nationally recognized accounting, appraisal or investment banking firm.

(b) The foregoing restrictions of Section 4.11(a) shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(2) reasonable director, trustee, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan), payments or loans (or cancellation of loans) to employees of the Issuer and indemnification arrangements, in each case, as determined in good faith by the Issuer's Board of Directors or senior management;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) any Permitted Investments (other than pursuant to clause (1) of the definition thereof);

(5) any Restricted Payments which are made in accordance with Section 4.7;

(6) any agreement in effect on the Issue Date or as thereafter amended or replaced in any manner that, taken as a whole, is not more disadvantageous to the Holders or the Issuer in any material respect than such agreement as it was in effect on the Issue Date;

(7) any transaction with a Person (other than an Unrestricted Subsidiary or Unrestricted Joint Venture Entity) which would constitute an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(8) (a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests and the granting of registration and other customary rights in connection therewith; and

(9) transactions with Unrestricted Subsidiaries, Unrestricted Joint Venture Entities or other Affiliates entered into in the ordinary course of business and consistent with normal industry practices, and which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of  the Issuer's Board of Directors or senior management.

4.12 Limitations on Liens.  The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) upon any of their property or assets (including Equity Interests of any Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness or trade payables, unless contemporaneously with the incurrence of such Lien:

(1)           in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, at least equally and rateably with or prior to such obligation with a Lien on the same collateral; and

(2)           in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, effective provision is made to secure the Notes or such Guarantee, as the case may be, with a Lien on the same collateral that is senior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

4.13 [Reserved]

4.14 Offer to Purchase upon Change of Control.

(a) Upon the occurrence of any Change of Control, unless the Issuer has previously or concurrently exercised its right to redeem all of the Notes as described under Section 3.7, each Holder will have the right to require that the Issuer purchase all or any portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder's Notes for a cash price (the "Change of Control Purchase Price") equal to 101.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase.

(b) No later than 30 days following any Change of Control, the Issuer will deliver, or caused to be delivered, to the Holders, with a copy to the Trustee, a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by this Indenture and described in the notice (a "Change of Control Offer"), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the "Change of Control Payment Date"), and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3) describing the procedures, as determined by the Issuer, consistent with this Indenture, that Holders must follow to accept the Change of Control Offer.

(c) On the Business Day immediately preceding the Change of Control Payment Date, the Issuer will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of the Notes or portions of Notes properly tendered.

(d) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(e) The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(f) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(g) A Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by law.  The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(h) The Issuer's obligation to make a Change of Control Offer shall be satisfied if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(i) The Issuer shall comply with all applicable securities legislation in Canada and the United States and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(j) The provisions under this Indenture relating to the Issuer's obligation to make a Change of Control Offer may be waived, modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

(k) Notwithstanding anything to the contrary contained in this Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(l) In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Issuer purchases all of the Notes held by such Holders, the Issuer will have the right, upon not less than 30 days' nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

4.15 Corporate Existence.  Subject to Section 4.14 and Article 5, as the case may be, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and its Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

4.16 Business Activities.  The Issuer shall engage, and shall cause its Restricted Subsidiaries to engage, only in businesses that, when considered together as a single enterprise, are primarily the Permitted Business.

4.17 Additional Guarantees.  To ensure compliance with Section 4.9(c), or if any Restricted Subsidiary (other than a Minor Restricted Subsidiary or a Foreign Restricted Subsidiary) that is not a Guarantor guarantees any Indebtedness of the Issuer or any Guarantor, in each case, under a Credit Facility or under debt securities issued in the capital markets, the Issuer shall cause the applicable Restricted Subsidiary to:

(1)           execute and deliver to the Trustee a supplemental indenture in substantially the form attached hereto as Exhibit C, pursuant to which such Restricted Subsidiary shall unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of and Premium, if any, and interest on the Notes on a senior basis and all other obligations of the Issuer under this Indenture; and

(2)           deliver to the Trustee one or more Opinions of Counsel reasonably acceptable to the Trustee that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

4.18 Limitation on Designation of Unrestricted Subsidiaries.

(a) The Board of Directors of the Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary or a Person becoming a Subsidiary through amalgamation, merger or consolidation or Investment therein) of the Issuer as an Unrestricted Subsidiary under this Indenture (a "Designation") only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 4.7(a), in either case, in an amount (the "Designation Amount") equal to the Fair Market Value of the Issuer's proportionate interest in such Subsidiary on such date.

(b) No Subsidiary shall be Designated as an Unrestricted Subsidiary unless:

(1) all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, consist of Non-Recourse Debt, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary;

(2) on the date such Subsidiary is Designated an Unrestricted Subsidiary, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are not materially less favourable to the Issuer or the Restricted Subsidiary than those that would be obtained at the time from Persons who are not Affiliates of the Issuer;

(3) such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests of such Person or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary unless such guarantee is released concurrent with such Designation.

Any such Designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such Designation and an Officers' Certificate certifying that such Designation complies with the foregoing conditions.  If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on

assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 4.9 or the Lien is not permitted under Section 4.12, the Issuer shall be in default of the applicable covenant.

(c) The Board of Directors of the Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation") only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

Any such Redesignation shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers' Certificate certifying that such Redesignation complies with the foregoing conditions.

4.19 Further Instruments and Acts.  Upon request by the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

4.20 Covenant Suspension.

(a) Following the first date that (i) the Notes have a Moody's rating of "Baa3" or higher and an S&P rating of "BBB " or higher (collectively, an "Investment Grade Rating") and (ii) no Default has occurred and is then continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the Issuer and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the "Suspended Covenants"):

(1) Section 4.7;

(2) Section 4.8;

(3) Section 4.9;

(4) Section 4.10;

(5) Section 4.11;

(6) Section 4.16; and

(7) Section 5.1(a)(3).

(b) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of Section 4.20(a), and on any subsequent date (the "Reversion Date") one or both of the two Rating Agencies downgrades the rating assigned to the Notes below the Investment Grade Ratings, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants (subject to subsequent suspension if the Notes again receive Investment Grade Ratings).  The period of time between the Covenant Suspension Event and the Reversion Date is referred to as the "Suspension Period".

(c) On each Reversion Date, all Indebtedness incurred, or Disqualified Equity Interests issued, during the Suspension Period will be classified as having been incurred or issued pursuant to Section 4.9(a) or one of the clauses set forth in the definition of "Permitted Indebtedness" (to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date).  To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Section 4.9(a) or one of the clauses set forth in the definition of "Permitted Indebtedness," such Indebtedness will be deemed to be permitted.  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.7 will be made as though such covenant had been in effect since the Issue Date and throughout the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the Section 4.7(a).  No Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or the Restricted Subsidiaries during the Suspension Period so long as such actions were permitted during such Suspension Period.  On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period so long as such contract and such consummation would have been permitted during such Suspension Period.

(d) For purposes of Section 4.8, on the Reversion Date, any contractual encumbrances or restrictions of the type specified in clause (a), (b) or (c) of the first paragraph of Section 4.8 entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under clause (1) of the second paragraph of Section 4.8

(e) For purposes of Section 4.10, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

(f) For purposes of Section 4.11, any contract, agreement, loan, advance or Guarantee with or for the benefit of, any Affiliate of the Issuer entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of Section 4.11(b)(6).

(g) During a Suspension Period, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

4.21 Foreign Issuer Status.  In the event that the Issuer shall begin, or cease, to file as a "Foreign Issuer" with the SEC, the Issuer shall promptly deliver to the Trustee an Officer's Certificate (in a form provided by the Trustee and reasonably acceptable to the Issuer) certifying such "Foreign Issuer" status and other information as the Trustee may reasonably require at such time.

ARTICLE 5
SUCCESSORS

5.1 Limitation on Amalgamations, Mergers, Consolidations, Etc.

(a) The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, amalgamate, consolidate or merge with or into or wind up or dissolve into another Person (whether or not the Issuer is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer and its Restricted Subsidiaries (taken as a whole) unless:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person (if other than the Issuer) formed by or surviving or continuing from such amalgamation, consolidation, merger, winding up or dissolution or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made (collectively, the "Successor") is a corporation, limited liability company or limited partnership organized and existing under the laws of Canada or any province thereof or the United States of America or of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes and this Indenture; provided, that if the Successor is not a corporation, a Restricted Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture to this Indenture executed and delivered to the Trustee;

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in Section 5.1(a)(1)(b) and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction and the assumption of the obligations as set forth in Section 5.1(a)(1)(b) and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (i) the Issuer or its Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio for the Issuer or its Successor, as the case may be, and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio prior to such transaction; and

(4) the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such amalgamation, merger, consolidation or transfer and such agreement and/or supplemental indenture (if any) comply with this Indenture.

For purposes of this Section 5.1, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b) Subject to Section 10.5, no Guarantor will, and the Issuer will not permit any Guarantor to, directly or indirectly, in a single transaction or a series of related transactions, amalgamate, consolidate or merge with or into or wind up or dissolve into another Person (whether or not the Guarantor is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of its assets to any Person (other than the Issuer or another Guarantor) unless either:

(1) (A)           (i) such Guarantor will be the surviving or continuing Person; or (ii) the Person (if other than such Guarantor) formed by or surviving any such amalgamation, consolidation, merger, winding-up or dissolution is another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor and this Indenture;

(B)           immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C)           the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such amalgamation, merger, consolidation or transfer and such agreements and/or supplemental indenture (if any) comply with this Indenture; or

(2) in the case of a sale or other disposition, the transaction does not violate Section 4.10.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(c) Upon any amalgamation, merger or consolidation of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its  Guarantee, as applicable, the surviving entity formed by such amalgamation, merger or consolidation or into which the Issuer or such Guarantor is merged or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under this Indenture, the Notes and the Guarantee with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of the Issuer's or such Guarantor's other obligations and covenants under the Notes, this Indenture and its Guarantee, if applicable.

(d) Notwithstanding the foregoing, (i) any Restricted Subsidiary may amalgamate, merge or consolidate with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary and (ii) the Issuer or any Guarantor may amalgamate, merge or consolidate with or into or convey, transfer or lease, in one transaction or a series of transactions, all or part of its properties and assets to the Issuer or another Guarantor or merge with a Restricted Subsidiary solely for the purpose of reincorporating the Issuer or such Guarantor in Canada or a province thereof, a State of the United States or the District of Columbia, as long as the amount of Indebtedness of the Issuer or such Guarantor and its Restricted Subsidiaries is not increased thereby.

ARTICLE 6
DEFAULTS AND REMEDIES

6.1 Events of Default.  Each of the following is an "Event of Default":

(a) failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(b) failure to pay principal of or Premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(c) failure by the Issuer or any of its Restricted Subsidiaries to comply with any of their respective agreements or covenants described in Section 5.1, or failure by the Issuer to comply in respect of its obligations to make a Change of Control Offer pursuant to Section 4.14;

(d) (1) except with respect to Section 4.3, failure by the Issuer or any Restricted Subsidiary to comply with any other agreement or covenant in this Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding, or (2) failure by the Issuer for 120 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding to comply with Section 4.3;

(e) default by the Issuer or any Significant Subsidiary under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness for borrowed money by the Issuer or such Significant Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(1) is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(2) results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Issuer or such Significant Subsidiary of notice of any such acceleration), and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (1) or (2) has occurred and is continuing, aggregates $25 million or more;

(f) one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $25 million shall be rendered against the Issuer, any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(g) (1)           the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)           commences a voluntary case,

(B)           consents to the entry of an order for relief against it in an involuntary case,

(C)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)           makes a general assignment for the benefit of its creditors, or

(E)           generally is not paying its debts as they become due; or

(2) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)           is for relief against the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(B)           appoints a custodian of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries; or

(C)           orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under the Guarantee of such Guarantor (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of this Indenture and such Guarantee).

6.2 Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.1(g) with respect to the Issuer) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an "acceleration declaration") all amounts owing under the Notes to be due and payable.  Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately.

(b) If an Event of Default specified in Section 6.1(g) occurs with respect to the Issuer, then all unpaid principal of, and Premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes to the extent permitted by applicable law.

(c) After any acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest;

(3) to the extent the payment of such interest is lawful, interest on overdue instalments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default other than as described in clauses (a), (b) or (g) of Section 6.1, the Trustee shall have received an Officers' Certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

6.3 Remedies Cumulative; Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, Premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. No remedy herein conferred upon or reserved to the Trustee, or upon or to the Holder is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by law or by statute.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.

6.4 Waiver of Past Defaults.  Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or Premium on, or the principal of, the Notes.

6.5 Control by Majority.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it.  However, (a) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with any such direction received from the Holders.

6.6 Limitation on Suits.  A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Issuer;

(b) the Holder or Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d) the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

6.7 Collection Suit by Trustee.  If an Event of Default specified in Section 6.1(a) or Section 6.1(b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, Premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

6.8 Trustee May File Proofs of Claim.  The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.14.  To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.14 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained in this Section 6.8 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

6.9 Priorities.  If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money and property in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.14, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by it and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest rateably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, Premium, if any, and interest, respectively;

Third:  without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth:  to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.9.

6.10 Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.10 does not apply to a suit by the Trustee or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

7.1 Corporate Trustee Required; Eligibility.

(a) For so long as required by Trust Indenture Legislation, the Trustee shall be a resident or authorized to do business in the Province of Alberta. The Trustee represents to the Issuer that at the date of execution and delivery by it of this Indenture, it is authorized to carry on the business of a trust company in the Province of Alberta but if, notwithstanding the provisions of this Section 7.1(a), it ceases to be so authorized to carry on business, the validity and enforceability of this Indenture and the Notes shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of trust company in the Province of Alberta, either become so authorized or resign in the manner and with the effect specified in Section 7.2.

(b) The Trustee represents to the Issuer that at the date of execution and delivery by it of this Indenture, there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder but if, notwithstanding the provisions of this Section 7.1, such a material conflict of interest exists, or hereafter arises, the validity and enforceability of this Indenture, and the Notes issued hereunder, shall not be affected in any manner whatsoever by reason only that such material conflict of interest exists or arises but the Trustee shall, within 30 days after ascertaining that it has a material conflict of interest, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Section 7.2.

(c) The Trustee will not be required to give any bond or security in respect of the execution of the trusts and powers set out in this Indenture or otherwise in respect of the premises.

(d) Neither the Trustee nor any Affiliate of the Trustee shall be appointed a receiver or receiver and manager or liquidator of all or any part of the assets or undertaking of the Issuer.

7.2 Replacement of Trustee.

(a) The Trustee may resign its trust and be discharged from all further duties and liabilities hereunder by giving to the Issuer 90 days' notice in writing or such shorter notice as the Issuer may accept as sufficient. In the event of the Trustee resigning or being removed or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Issuer shall forthwith appoint a new Trustee unless a new Trustee has already been appointed by the Holders in accordance with this Section 7.2.  Failing such appointment by the Issuer, the retiring Trustee or any Holder may apply to a Judge of the Alberta Court of Queen's Bench, on such notice as such Judge may direct at the Issuer's expense, for the appointment of a new Trustee but any new Trustee so appointed by the Issuer or by the court shall be subject to removal as aforesaid by the Holders and the appointment of such new Trustee shall be effective only upon such new Trustee becoming bound by this Indenture. Any new Trustee appointed under any provision of this Section 7.2 to replace the Trustee shall be a corporation authorized to carry on the business of a trust company in the Province of Alberta.  On any new appointment, the new Trustee shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Trustee.

(b) The Holders of not less than a majority in aggregate principal amount of the outstanding Notes shall have the power to remove the Trustee from office and to appoint a new Trustee; provided that no such removal shall be effective unless and until a new Trustee shall have become bound by this Indenture.

(c) Any company into which the Trustee may be merged or, with or to which it may be consolidated, amalgamated or sold, or any company resulting from any merger, consolidation, sale or amalgamation to which the Trustee shall be a party, or any company succeeding to the corporate trust business of the Trustee shall be the successor Trustee under this Indenture without the execution of any instrument or any further act. Nevertheless, upon the written request of the successor Trustee or of the Issuer, the Trustee ceasing to act shall execute and deliver an instrument assigning and transferring to such successor Trustee, upon trusts herein expressed, all the rights, powers and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver all property and money held by the Trustee to the successor Trustee so appointed in its place. Should any deed, conveyance or instrument in writing from the Issuer be required by any new Trustee for more fully and certainly vesting in and confirming to it such estates, properties, rights, powers and trusts, then any and all such deeds, conveyances and instruments in writing shall on request of said new Trustee, be made, executed, acknowledged and delivered by the Issuer.

7.3 Duties of Trustee.  In the exercise of the rights, duties and obligations prescribed or conferred by the terms of this Indenture, the Trustee shall act honestly and in good faith and exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

7.4 Reliance Upon Declarations, Opinions, etc.  In the exercise of its rights, duties and obligations hereunder, the Trustee may, if acting in good faith, act and rely, as to the truth of the statements and accuracy of the opinions expressed therein, upon statutory declarations, opinions, reports or certificates furnished pursuant to any covenant, condition or requirement of this Indenture or the Trust Indenture Legislation or required by the Trustee to be furnished to it in the exercise of its rights and duties hereunder, if the Trustee examines such statutory declarations, opinions, reports or certificates and determines that they comply with Section 7.5, if applicable, and with any other applicable requirements of this Indenture. The Trustee may nevertheless, in its discretion, require further proof in cases where it deems further proof desirable. Without restricting the foregoing, the Trustee may rely on an Opinion of Counsel satisfactory to the Trustee notwithstanding that it is delivered by a solicitor or firm which acts as solicitors for the Issuer.

7.5 Evidence and Authority to Trustee, Opinions, etc.

(a) The Issuer shall furnish to the Trustee evidence of compliance with the conditions precedent provided for in this Indenture relating to any action or step required or permitted to be taken by the Issuer or the Trustee under this Indenture or as a result of any obligation imposed under this Indenture, including without limitation, the certification and delivery of Notes hereunder, the satisfaction and discharge of this Indenture and the taking of any other action to be taken by the Trustee at the request of or on the application of the Issuer, forthwith if and when (x) such evidence is required by any other Section of this Indenture to be furnished to the Trustee in accordance with the terms of this Section 7.5, or (y) the Trustee, in the exercise of its rights and duties under this Indenture, gives the Issuer written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.  Such evidence shall consist of:

(1) an Officers' Certificate stating that any such condition precedent has been complied with;

(2) in the case of a condition precedent compliance with which is, by the terms of this Indenture, made subject to review or examination by a solicitor, an Opinion of Counsel that such condition precedent has been complied with in accordance with the terms of this Indenture; and

(3) in the case of any such condition precedent compliance with which is subject to review or examination by auditors or accountants, an opinion or report of the auditors of the Issuer that such condition precedent has been complied with.

(b) Whenever such evidence relates to a matter other than the certificates and delivery of Notes and the satisfaction and discharge of this Indenture, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, engineer or appraiser or any other Person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of the Issuer, it shall be in the form of a statutory declaration. Such evidence shall be, so far as appropriate, in accordance with Section 7.5(a).

(c) Each statutory declaration, certificate (excepting compliance certificate delivered in accordance with Section 4.4 hereof or any other provision herein), opinion or report with respect to compliance with a condition precedent provided for in this Indenture shall include (1) a statement by the Person giving the evidence that he has read and is familiar with those provisions of this Indenture relating to the condition precedent in question, (2) a brief statement of the nature and scope of the examination or investigation upon which the statements or opinions contained in such evidence are based, (3) a statement that, in the belief of the Person giving such evidence, he has made such examination or investigation as is necessary to enable him to make the statements or give the opinions contained or expressed therein, and (4) a statement whether in the opinion of such Person the conditions precedent in question have been complied with or satisfied.

(d) The Issuer shall furnish to the Trustee at any time if the Trustee reasonably so requires, a certificate that the Issuer has complied with all covenants, conditions or other requirements contained in this Indenture, the non-compliance with which would, with the giving of notice or the lapse of time, or both, or otherwise, constitute an Event of Default.  The Issuer shall, whenever the Trustee so requires, furnish the Trustee with evidence by way of statutory declaration, opinion, report or Officers' Certificate as specified by the Trustee as to any action or step required or permitted to be taken by the Issuer or as a result of any obligation imposed by this Indenture.

7.6 Officers' Certificates Evidence.  Except as otherwise specifically provided or prescribed by this Indenture, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Trustee, if acting in good faith, may rely upon an Officers' Certificate.

7.7 Experts, Advisers and Agents.

(a) The Trustee may employ or retain such counsel, accountants, appraisers, engineers or other experts or advisors as it reasonably requires for the purpose of determining and discharging its duties and administering the trusts hereunder and may pay reasonable remuneration for all services so performed by any of them, without taxation of costs of any counsel, and shall not be responsible for any misconduct on the part of any of them. Any remuneration so paid by the Trustee shall be repaid to the Trustee in accordance with Section 7.14.

(b) The Trustee may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser, engineer or other expert or advisor, whether retained or employed by the Issuer or by the Trustee, in relation to any matter arising in the administration of the trust hereof.

7.8 Trustee May Deal in Notes.  Subject to Section 7.1 and Section 7.3, the Trustee may, in its personal or other capacity, buy, sell, lend upon and deal in the Notes and generally contract and enter into financial transactions with the Issuer or otherwise, without being liable to account for any profits made thereby.

7.9 Investment of Monies Held By Trustee.

(a) Unless otherwise provided in this Indenture, any moneys held by the Trustee which under the trusts of this Indenture may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and re-invested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Alberta, trustees are authorized to invest trust moneys, provided that such securities are expressed to mature within at least two years after their purchase by the Trustee, and unless and until the Trustee shall have declared the principal of and interest and Premium, if any, on the Notes to be due and payable, the Trustee shall so invest such moneys at the request of the Issuer.

(b) Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank of Canada or, with the consent of the Issuer, in the deposit department of the Trustee, an Affiliate of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

(c) Unless and until the Trustee shall have declared the principal of and interest on the Notes to be due and payable, the Trustee shall pay over to the Issuer all interest received by the Trustee in respect of any investments or deposits made pursuant to the provisions of this Section 7.9.

7.10 Trustee Not Ordinarily Bound.  Except as otherwise specifically provided herein, the Trustee shall not, subject to Section 7.3, be bound to give notice to any Person of the execution hereof, nor to do, observe or perform or see to the observance or performance by the Issuer of any of the obligations herein imposed upon the Issuer or of the covenants on the part of the Issuer herein contained, nor in any way to supervise or interfere with the conduct of the Issuer's business, unless the Trustee shall have been required to do so in writing by the Holders of not less than 25% of the aggregate principal amount of the Notes then outstanding, and then only after it shall have been funded and indemnified to its satisfaction against all actions, proceedings, claims and demands to which it may render itself liable and all costs, charges, damages and expenses which it may incur by so doing.

7.11 Trustee Not Required to Give Security.  The Trustee shall not be required to give any bond or security in respect of the execution of the trusts and powers of this Indenture or otherwise in respect of the premises.

7.12 Trustee Not Bound to Act on the Issuer's Request.  Except as in this Indenture otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of the Issuer until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.13 Conditions Precedent to Trustee's Obligations to Act Hereunder.

(a) The obligation of the Trustee to commence or continue any act, action or proceeding for the purpose of enforcing the rights of the Trustee and of the Holders hereunder shall be conditional upon the Holders furnishing when required by notice in writing by the Trustee, sufficient funds to commence or continue such act, action or proceeding and indemnity reasonably satisfactory to the Trustee to protect and hold harmless the Trustee against the costs, charges and expenses and liabilities to be incurred thereby and any loss and damage it may suffer by reason thereof.

(b) None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified as aforesaid.

(c) The Trustee may, before commencing or at any time during the continuance of any such act, action or proceeding, require the Holders at whose instance it is acting to deposit with the Trustee the Notes held by it for which Notes the Trustee shall issue receipts.

7.14 Compensation and Indemnity.

(a) The Issuer shall pay to the Trustee from time to time compensation for its services hereunder as agreed separately by the Issuer and the Trustee, and shall pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in the administration or execution of its duties under this Indenture (including the reasonable and documented compensation and disbursements of its Counsel and all other advisers and assistants not regularly in its employ), both before any default hereunder and thereafter until all duties of the Trustee under this Indenture shall be finally and fully performed. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust.

(b) The Issuer hereby indemnifies and saves harmless the Trustee and its directors, officers and employees from and against any and all loss, damages, charges, expenses, claims, demands, actions or liability whatsoever which may be brought against the Trustee or which it may suffer or incur as a result of or arising out of the performance of its duties and obligations hereunder save only in the event of gross negligence, or the wilful misconduct or bad faith of the Trustee.  This indemnity will survive the termination or discharge of this Indenture and the resignation or removal of the Trustee. The Trustee shall notify the Issuer as soon as reasonably practicable of any claim for which it may seek indemnity.  The Issuer shall defend the claim and the Trustee shall co-operate in the defence.  The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such Counsel.  The Issuer need not pay for any settlement made without its consent, which consent must not be unreasonably withheld. This indemnity shall survive the resignation or removal of the Trustee or the discharge of this Indenture.

(c) The Issuer need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through gross negligence.

7.15 Acceptance of Trust.  The Trustee hereby accepts the trusts in this Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various Persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

7.16 Third Party Interests.  Each party to this Agreement (in this paragraph referred to as a "representing party") hereby represents to the Trustee that any account to be opened by, or interest to held by, the Trustee in connection with this Agreement, for or to the credit of such representing party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such representing party hereby agrees to complete, execute and deliver forthwith to the Trustee a declaration, in the Trustee's prescribed form or in such other form as may be satisfactory to it, as to the particulars of such third party.

7.17 Anti-Money Laundering.  The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, acting reasonably, determines that such act might cause it to be in noncompliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, acting reasonably, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days' prior written notice sent to the Issuer; provided that (i) the Trustee written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Trustee's satisfaction within such 10-day period, then such resignation shall not be effective.

ARTICLE 8
DEFEASANCE; DISCHARGE OF THIS INDENTURE

8.1 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors and evidenced by a board resolution and an Officers' Certificate, at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

8.2 Legal Defeasance.  Upon the Issuer's exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance").  For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Obligations represented by the Notes and the Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other Obligations under such Notes, Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and Premium, if any, and interest on such Notes when such payments are due from the trust referred to in Section 8.4(a); (b) the Issuer's obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.15, 2.18 and 4.2; (c) the rights, powers, trusts, benefits, duties and immunities of the Trustee, including without limitation thereunder, under Sections 7.14, 8.5 and 8.7 and the obligations of the Issuer and the Guarantors in connection therewith; and (d) the provisions of this Article 8. Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

8.3 Covenant Defeasance.

(a) Upon the Issuer's exercise under Section 8.1 of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4, be released from its obligations under Sections 4.3, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.14, 4.16, 4.17, 4.18 and 5.1(a)(3) with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, "Covenant Defeasance"), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer's exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Sections 8.4, 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(g) and 6.1(h) and  shall not constitute Events of Default.

(b) Notwithstanding any discharge or release of any obligations pursuant to Section 8.2 or Section 8.3, the Issuer's and the Guarantors' obligations, as applicable, in Sections 2.5, 2.6, 2.7, 2.10, 2.15, 2.18, 4.2, 7.14, 8.5 and 8.7 shall survive until the Notes are no longer outstanding pursuant to Section 2.8(c). After the Notes are no longer outstanding, the Issuer's obligations in Section 7.14, Section 8.5 and Section 8.7 shall survive.

8.4 Conditions to Legal or Covenant Defeasance.  The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(a) the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, cash in Canadian dollars, non-callable Canadian Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer and delivered to the Trustee, to pay the principal of and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(1) the Issuer has received from, or there has been published by the United States Internal Revenue Service, a ruling, or

(2) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(d) in the case of Legal Defeasance or Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee and qualified to practice in Canada or a ruling from Canada Revenue Agency to the effect that Holders of the outstanding Notes who are not resident in Canada will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of the Legal Defeasance or Covenant Defeasance, as applicable, and will be subject to Canadian federal, provincial or territorial income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance or Covenant Defeasance, as applicable, had not occurred;

(e) no Default shall have occurred and be continuing, either (i) on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or (ii) insofar as Defaults from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit,

(f) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(g) the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, no trust funds will be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

(h) the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and

(i) the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel (which may rely on such Officers' Certificate as to factual matters), each stating that the conditions precedent provided for in clauses (a) through (h) above have been complied with.

8.5	Deposited Money and Canadian Government Obligations to Be Held in Trust; Other Miscellaneous Provisions

(a) Subject to Section 8.6, all Canadian dollar and non-callable Canadian Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the "Deposit Trustee") pursuant to Section 8.4 or 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, Premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuer shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Canadian government securities deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Anything in this Article 8 to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any Canadian dollars or non-callable Canadian government securities held by it as provided in Section 8.4 or 8.8 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the opinion delivered under Section 8.4(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or discharge, as the case may be.

(d) If the funds deposited with the Deposit Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer's obligations and the obligations of the Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

8.6 Repayment to Issuer.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, or Premium if any, or interest on any Note and remaining unclaimed for two years after such principal and Premium, if any, or interest has become due and payable shall be paid to the Issuer upon its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the Globe and Mail (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

8.7 Reinstatement.  If the Trustee or Paying Agent is unable to apply any Canadian dollars or non-callable Canadian Government Obligations in accordance with Section 8.2, 8.3 or 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, 8.3 or 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, 8.3 or 8.8, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, Premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Note to receive such payment from the money held by the Trustee or Paying Agent.

8.8 Discharge.

(a) This Indenture will be discharged and will cease to be of further effect (except as to rights of transfer or exchange of Notes which shall survive until all Notes have been cancelled and the rights, protections and immunities of the Trustee) as to all outstanding Notes when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust), have been delivered to the Trustee for cancellation; or

(2) (a)           all Notes not delivered to the Trustee for cancellation otherwise (1) have become due and payable, (2) will become due and payable, or may be called for redemption, within one year or (3) have been called for redemption pursuant to Section 3.7 and, in any case,  the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Canadian dollars, non-callable Canadian Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) under the Notes not theretofor delivered to the Trustee for cancellation;

(b) the Issuer has paid or caused to be paid all other sums payable by it under this Indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

(b) In the case of Section 8.8(a)(2), and subject to the next sentence and notwithstanding Section 8.8(a), the Issuer's and the Guarantors' obligations, as applicable, in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.12, 2.15, 2.18, 4.2, 7.14, 8.5 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Issuer's and the Guarantors' obligations in Sections 7.14, 8.5 and 8.7 shall survive any discharge pursuant to this Section 8.8.

(c) After such delivery or irrevocable deposit and receipt of the Officers' Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer's obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

9.1 Without Consent of Holders of the Notes.  Notwithstanding Section 9.2 but subject to Section 4.17, without the consent of any Holders, the Issuer, the Guarantors and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Guarantees or the Notes issued hereunder for any of the following purposes:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Issuer's or a Guarantor's obligations to the Holders in the case of an amalgamation, merger, consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, or winding-up or dissolution or sale, lease, transfer, conveyance or other disposition or assignment in accordance with Section 5.1;

(d) to add any Guarantee or to effect the release of any Guarantor from any of its obligations under its Guarantee or the provisions of this Indenture (to the extent in accordance with this Indenture);

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights of any Holder;

(f) to secure the Notes or any Guarantees or any other obligation under this Indenture;

(g) to evidence and provide for the acceptance of appointment by a successor trustee;

(h) to conform the text of this Indenture or the Notes to any provision of the "Description of the Notes" contained in the Offering Memorandum, to the extent that such provision in the "Description of the Notes" was intended to be a substantially verbatim recitation of a provision of this Indenture, the Guarantees or the Notes as determined in good faith by the Issuer and set forth in an Officers' Certificate; or

(i) to provide for the issuance of Additional Notes in accordance with this Indenture.

After an amendment under this Indenture becomes effective, the Issuer shall deliver to Holders of the Notes a notice briefly describing such amendment.  However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

9.2 With Consent of Holders of Notes.  With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or any Guarantees or, subject to Section 6.4, waive any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby:

(a) reduce, or change the maturity of, the principal of any Note;

(b) reduce the rate of or extend the time for payment of interest on any Note;

(c) reduce any Premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to Section 4.10 and Section 4.14) shall not be deemed a redemption of the Notes;

(d) make any Note payable in money or currency other than that stated in the Notes;

(e) modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(f) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(g) waive a default in the payment of principal of or Premium, if any, or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(h) impair the rights of Holders to receive payments of principal of or Premium, if any, or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(i) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except as permitted by this Indenture; or

(j) make any change in these amendment and waiver provisions.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

9.3 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on the Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

(b) The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.  If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders prior to such solicitation referred to in Section 2.5 or (ii) such other date as the Issuer shall designate.

9.4 Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

9.5 Trustee to Sign Amendments, Etc.  The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  In signing or refusing to sign any amendment or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.3) shall be fully protected in relying upon an Officers' Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith and that it will be valid and binding upon the Issuer and the Guarantors in accordance with its terms; provided that the second sentence of this Section 9.5 shall not apply in connection with Section 4.17(2) hereof.

ARTICLE 10
GUARANTEES

10.1 Guarantees.

(a) Each Guarantor hereby jointly and severally, fully and unconditionally guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that:  (i) the principal of and Premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest to the extent lawful, and all other Obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note, and this Indenture and such Guarantee. Each of the Guarantors hereby agrees that, in the event of a Default in payment of principal or Premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor's Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect.  This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned.  This paragraph (d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

(f) Each Guarantor acknowledges that each Guarantee will be a general unsecured obligation of such Guarantor and will rank senior in right of payment to all future Obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee and equal in right of payment with all existing and future obligations of such Guarantor that are not so subordinated.

(g) Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek a contribution from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment, with net assets determined in accordance with GAAP.

10.2 Execution and Delivery of Guarantee.

(a) To evidence its Guarantee set forth in Section 10.1, each Guarantor agrees that this Indenture or a supplemental indenture substantially in the form attached hereto as Exhibit C shall be executed on behalf of such

Guarantor by an Officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature.  Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.  In case the Officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

(b) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

(c) If required by Section 4.17, the Issuer shall cause each Restricted Subsidiary described in Section 4.17 to comply with the provisions of Section 4.17 and this Article 10, to the extent applicable.

10.3 Severability.  In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.4 Limitation of Guarantors' Liability.  Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, any federal, provincial or state law (including the Uniform Fraudulent Conveyance Act and the Uniform Fraudulent Transfer Act) or the provisions of its local law relating to fraudulent transfer or conveyance.  To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee (other than a company that is a direct or indirect parent of the Issuer) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent transfer or conveyance, fraudulent preference, a transfer at under value, or an otherwise reviewable transaction under applicable law.

10.5 Releases.

(a) A Guarantor shall be released and relieved of any Obligations under this Guarantee and this Indenture upon:

(1) designation by the Board of Directors of the Issuer that such Guarantor is an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(2) any sale, exchange or transfer (by amalgamation, merger, consolidation or otherwise) of the Equity Interests of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, exchange or transfer is made in compliance with this Indenture;

(3) if that Guarantor ceases to guarantee any Indebtedness of the Issuer or any Guarantor, in each case, under a Credit Facility or under debt securities issued in the capital markets, except if the release or discharge thereof results from a demand for payment under such guarantee; provided that such Guarantor has not incurred any Indebtedness in reliance on its status as a Guarantor under Section 4.9(a)  unless such Guarantor's obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Guarantor) under Section 4.9(b); or

(4) if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option pursuant to Section 8.2 or 8.3 or if its Obligations under this Indenture are discharged in accordance with Section 8.8.

(b) Upon delivery to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that all conditions precedent to the release of a Guarantor's Guarantee set forth in this Indenture have been satisfied, the Trustee shall execute any documents reasonably requested by the Issuer in writing in order to evidence the release of any Guarantor from its obligations under its Guarantee.

(c) Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

10.6 Benefits Acknowledged.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

10.7 Expenses.  Each Guarantor agrees to pay any and all costs and expenses (including reasonable counsel fees and expenses on a solicitor-client full indemnity basis) incurred by the Trustee or the Holders in enforcing any rights under the Guarantees.

ARTICLE 11
MISCELLANEOUS

11.1 Trust Indenture Legislation.

(a) In this Indenture, the term "Trust Indenture Legislation" means the provisions, if any, of any statute of Canada or a province thereof, and of regulations under any such statute, relating to trust indentures and to the rights, duties, and obligations of trustees under trust indentures and of Persons issuing debt obligations under trust indentures, to the extent that such provisions are at the time in force and applicable to this Indenture.

(b) If and to the extent that any provision of this Indenture limits, qualifies, or conflicts with a mandatory requirement of Trust Indenture Legislation, such mandatory requirement shall prevail. The Issuer, the Trustee, and each Holder shall at all times, in relation to this Indenture and any action to be taken hereunder, observe and comply with and be entitled to the benefits of Trust Indenture Legislation, as applicable.

11.2 Notices.

(a) Any notice, request, direction, instruction or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Issuer or any Guarantor:

Flint Energy Services Ltd.
700, 300 - 5th Avenue S.W.
Calgary, Alberta  T2P 3C4
Facsimile:  (403) 215-5445
Attention:  Chief Financial Officer

and

If to the Trustee

Computershare Trust Company of Canada
600, 4530 - 8th Avenue S.W.
Calgary, AB T2P 3S8
Facsimile: (403) 267-6598
Attention:  Manager, Corporate Trust

(b) The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

(c) All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

(d) Any notice or communication to a Holder and the Trustee shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar.  Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depository, in accordance with its applicable policies as in effect from time to time.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e) In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directors, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directors, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions directors, reports, notices or other communications or information.  Each other party, agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

(f) If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

(g) If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

11.3 Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by or at a meeting of Holders.  Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

11.4 No Personal Liability of Directors, Officers, Employees and Shareholders.  No director, officer, employee or natural person incorporator of the Issuer or any Guarantor, any shareholder of the Issuer or an annuitant under a plan of which a shareholder of the Issuer is a trustee or carrier will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

11.5 Applicable Law and Attornment.  This Indenture, any supplemental indenture and the Notes shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and shall be treated in all respects as Alberta contracts. With respect to any suit, action or proceedings relating to this Indenture, any supplemental indenture or any Note, the Issuer, the Guarantors, the Trustee and each Holder irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta.

11.6 Successors.  All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns.  All agreements of the Trustee in this Indenture shall bind its respective successors and assigns.

11.7 Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.8 Counterpart Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

11.9 Table of Contents, Headings, Etc.  The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

11.10 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing (or otherwise in accordance with the rules and procedures of the Depository); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favour of the Trustee and the Issuer, if made in the manner provided in this Section 11.10.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof.  Where such execution is by a signer acting in a capacity other than such signer's individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer's authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer's Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

11.11 Documents in English.  The parties to this Indenture have expressly requested that this Indenture and all related notices, amendments and other documents be drafted in the English language.  Les parties à la présente convention ont expressément exigé que cette convention et tous les avis, modifications et autres documents y afférents soient rédigés en langue anglaise seulement.

11.12 Conversion of Currency.

(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under this Indenture to the Holder from another currency to Canadian dollars, the Issuer and each Guarantor has agreed, and each Holder by holding such Note will be deemed to have agreed, to the fullest extent that the Issuer, each Guarantor and they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures such Holder could purchase Canadian dollars with such other currency in Toronto, Ontario at the Bank of Canada noon rate of exchange on the Business Day preceding the day on which final judgment is given.

(b) The Issuer's and Guarantors' obligations to any Holder will, notwithstanding any judgment in a currency (the "Judgment Currency") other than Canadian dollars, be discharged only to the extent that on the Business Day following receipt by such Holder or the Trustee, as the case may be, of any amount in such Judgment Currency, such Holder may in accordance with normal banking procedures purchase Canadian dollars with the judgment currency.  If the amount of the Canadian dollars so purchased is less than the amount originally to be paid to such Holder or the Trustee in the Judgment Currency (as determined in the manner set forth in Section 11.12(a)), as the case may be, each of the Issuer and the Guarantors, jointly and severally, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Holder and the Trustee, as the case may be, against any such loss.  If the amount of the Canadian dollars so purchased is more than the amount originally to be paid to such Holder or the Trustee, as the case may be, such Holder or the Trustee, as the case may be, will pay the Issuer and the Guarantors, such excess; provided that such Holder or the Trustee, as the case may be, shall not have any obligation to pay any such excess as long as a Default under the Notes or this Indenture has occurred and is continuing or if the Issuer or the Guarantors shall have failed to pay any Holder or the Trustee any amounts then due and payable under such Note or this Indenture, in which case such excess may be applied by such Holder or the Trustee to such Obligations.

11.13 Service of Process.  Each Guarantor that is organized outside of Canada hereby appoints the Issuer as its agent for service of process in any suit, action or proceeding with respect to this Indenture, the Notes or the Guarantees.

11.14 Legal Holidays.  If any payment date falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

11.15 Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war (declared or undeclared) or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, fire, riot, embargo and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, government action, including any laws, ordinances, regulations or the like which delay, restrict or prohibit the providing of the services contemplated by this Indenture; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

11.16 Privacy Laws.  The parties acknowledge that federal or provincial legislation concerning the protection of individuals' personal information (collectively, "Privacy Laws") may apply to obligations and activities under this Indenture.  Despite any other provision hereof, neither party shall, in the performance of their respective obligations hereunder, take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws.  The Issuer shall, prior to transferring or causing to be transferred such personal information to the Trustee, obtain and retain any required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under applicable Privacy Laws.  In performing its duties and responsibilities hereunder, the Trustee shall comply with applicable Privacy Laws and, in particular, agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes for which the information was provided and only in connection with the Trustee providing its services under or ancillary to this Indenture, and not to use it for any other purpose except with the consent of or direction from the Issuer or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.  Subject to the foregoing, the Trustee may transfer such personal information to service providers in the United States for data processing and/or storage.

11.17 Time of Essence.  Time shall be of the essence of this Indenture.

[Signatures on following pages]

ISSUER:

FLINT ENERGY SERVICES LTD.

Per:	/s/
Name:
Title:

GUARANTORS:

CONEX RENTALS CORPORATION

Per:	/s/
Name:
Title:

FLINT ADMINISTRATIVE MANAGEMENT SERVICES INC.

Per:	/s/
Name:
Title:

FLINT CAPITAL CORPORATION

Per:	/s/
Name:
Title:

FLINT ENERGY SERVICES INC.

Per:	/s/
Name:
Title:

Signature Page to Flint Energy Services Indenture

FLINT FABRICATION AND MODULARIZATION LTD.

Per:	/s/
Name:
Title:

FLINT FIELD SERVICES LTD.

Per:	/s/
Name:
Title:

FLINT FINANCING (ALBERTA) ULC

Per:	/s/
Name:
Title:

FLINT FINANCING (DELAWARE) LLC

Per:	/s/
Name:
Title:

FLINT FINANCING (U.S.) PARTNERSHIP

Per:	/s/
Name: Bryce Satter
Title: Manager of Flint Financing (U.S.) Partnership

Signature Page to Flint Energy Services Indenture

FLINT FLUID HAUL SERVICES LTD.

Per:	/s/
Name:
Title:

FLINT INDUSTRIAL CONSTRUCTION LTD.

Per:	/s/
Name:
Title:

FLINT INFRASTRUCTURE SERVICES LTD.

Per:	/s/
Name:
Title:

FLINT INTEGRATED SERVICES INC.

Per:	/s/
Name:
Title:

FLINT OILFIELD SERVICES LTD.

Per:	/s/
Name:
Title:

Signature Page to Flint Energy Services Indenture

FLINT OILSANDS CONSTRUCTION LTD.

Per:	/s/
Name:
Title:

FLINT PARTNERSHIP, by its Manager, FLINT INFRASTRUCTURE SERVICES LTD.

Per:	/s/
Name:
Title:

FLINT PIPELINE SERVICES LTD.

Per:	/s/
Name:
Title:

FLINT PROCESS SYSTEMS LTD.

Per:	/s/
Name:
Title:

FLINT USA INC.

Per:	/s/
Name:
Title:

Signature Page to Flint Energy Services Indenture

J.W. WILLIAMS, INC.

Per:	/s/
Name:
Title:

PROCALL MANAGEMENT LTD.

Per:	/s/
Name:
Title:

TRUSTEE:

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/
Name:
Title:

Per:	/s/
Name:
Title:

Signature Page to Flint Energy Services Indenture

EXHIBIT A

FORM OF NOTE

(Face of 7.50% Senior Note)
7.50% Senior Notes due 2019

[Global Note Legend]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. ("CDS") TO FLINT ENERGY SERVICES LTD. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS NOTE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS NOTE.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CDS & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE.

[Restricted Notes Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE OCTOBER 9, 2011.

[Regulation S Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS NOTE MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO,

OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON IN THE ABSENCE OF THIS REGISTRATION EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN CANADA BEFORE OCTOBER 9, 2011.

No.
CUSIP NO.

Flint Energy Services Ltd. (including any successor thereto) promises to pay to CDS & Co. or registered assigns, the principal sum of ________ Canadian Dollars (as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto) on June 15, 2019.

Interest Payment Dates:  June 15 and December 15, beginning December 15, 2011

Record Dates:  June 1 and December 1 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth herein, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to herein or be valid or obligatory for any purpose.

FLINT ENERGY SERVICES LTD.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:
Name:
Title:

(Back of 7.50% Senior Note)
7.50% Senior Notes due 2019

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest.  Flint Energy Services Ltd., a corporation amalgamated under the laws of the Province of Alberta and any successor thereto ("Flint" or the "Issuer") promises to pay interest on the principal amount of this 7.50% Senior Note due 2019 (a "Note") at a fixed rate of 7.50% per annum.  The Issuer will pay interest in Canadian dollars (except as otherwise provided herein) semi-annually in arrears on June 15 and December 15, commencing on December 15, 2011 (each an "Interest Payment Date") or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment.  Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue instalments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.  Interest on the Notes will be computed on the basis of a 365 day year and the actual number of days elapsed in that period.  For purposes of disclosure under the Interest Act (Canada), whenever interest is calculated under this Note on the basis of a year which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as an annual rate by multiplying such rate of interest by a fraction, the numerator of which is the actual number of days in such calendar year, and the denominator of which is the number of days in the deemed year.

2. Method of Payment.  The Issuer will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of Notes at the close of business on the June 15 and December 15 preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon.  The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee's agent appointed for such purposes.  Payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depository.

3. Transfer Agent and Registrar.  Initially, Computershare Trust Company of Canada shall act as transfer agent and Registrar.  The Issuer may change any transfer agent or Registrar without notice to any Holder, and the Issuer and/or any Restricted Subsidiaries may act as transfer agent or Registrar.

4. Indenture.  The Issuer issued the Notes under an Indenture, dated as of June 8, 2011 (the "Indenture"), among the Issuer, the Guarantors thereto and the Trustee.  To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms.  The Initial Notes issued on the Issue Date are senior obligations of the Issuer in an aggregate principal amount of  $175,000,000.  The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes and all other amounts under the Indenture is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Guarantors.

5. Optional Redemption

(a) The Notes may be redeemed, in whole or in part, at any time prior to June 15, 2015 at the option of the Issuer upon not less than 30 nor more than 60 days' prior notice to each Holder, at a redemption price equal to 100.0% of the aggregate principal amount of the Notes redeemed plus the Applicable Premium (calculated by the Issuer) as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b) The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time or from time to time on or after June 15, 2015 at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning June 15 of the years indicated below:

Year	Redemption Price
2015	103.750%
2016	101.875%
2017 and thereafter	100.000%

(c) At any time or from time to time prior to June 15, 2014, the Issuer, at its option, may on any one or more occasions redeem up to 35.0% of the principal amount of the outstanding Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 107.500%% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided that:

(i) at least 65.0% of the aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after giving effect to any such redemption; and

(ii) the redemption occurs not more than 90 days after the date of the closing of any such Qualified Equity Offering.

(d) If the Issuer or a Guarantor becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the date of this Indenture and such Additional Amounts cannot (as certified in an Officers' Certificate to the Trustee) be avoided by the use of reasonable measures available to the Issuer or any Guarantor, then the Issuer may, at its option, redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days' notice (such notice to be provided not more than 90 days before the next date on which it or the Guarantor would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date). Notice of the Issuer's intent to redeem the Notes shall not be effective until such time as it delivers to the Trustee an Opinion of Counsel stating that the Issuer or a Guarantor is obligated to pay Additional Amounts because of an amendment to or change in law or regulation or position as described in this paragraph.

6. Mandatory Redemption.  Except as provided in the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to Notes.

7. Repurchase at Option of Holder.

(a) If a Change of Control occurs, unless the Issuer at such time has given notice of redemption pursuant to Paragraph (5) hereof with respect to all outstanding Notes, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder's Notes pursuant to a Change of Control Offer at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest to the date of purchase; provided that no partial redemption shall result in a Note having a principal amount of less than $2,000. Within 30 days following any Change of Control unless the Issuer at such time has given notice of redemption pursuant to Paragraph (5) hereof with respect to all outstanding Notes, the Issuer will deliver a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b) Upon the occurrence of certain Asset Sales, the Issuer may be required to offer to purchase Notes.

(c) Holders of the Notes that are the subject of an offer to purchase will receive notice of a Net Proceeds Offer or the Change of Control Offer, as applicable, pursuant to an Asset Sale or a Change of Control from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form titled "Option of Holder to Elect Purchase" attached hereto.

8. Notice of Redemption.  Except as provided in Section 3.3(a) of the Indenture, notice of redemption shall be delivered at least thirty (30) days but not more than sixty (60) days before the redemption date to each Holder whose Notes are to be redeemed in accordance with Section 11.2 of the Indenture.  Notes in denominations larger than $2,000 may be redeemed in part but only in integral multiples of $1,000 thereof so long as no partial redemption results in a Note having a principal amount of less than $2,000.

9. [Reserved.]

10. Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture.  The Registrar, the Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any stamp or transfer tax or similar government charge required by law or permitted by the Indenture in accordance with Section 2.6(j)(2) of the Indenture.  The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

11. Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver.  Subject to the following paragraphs, the Indenture, the Notes and the Guarantees may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, except as set forth in the Indenture, any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including consents obtained in connection with a tender offer or exchange offer for Notes.

Notwithstanding Section 9.2 of the Indenture, without the consent of any Holders, the Issuer, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Issuer's or a Guarantor's obligations to the Holders in the case of an amalgamation, merger, consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, or winding-up or dissolution or sale, lease, transfer, conveyance or other disposition or assignment in accordance with Section 5.1 of the Indenture;

(d) to add any Guarantee or to effect the release of any Guarantor from any of its obligations under its Guarantee or the provisions of this Indenture (to the extent in accordance with the Indenture);

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights of any Holder;

(f) to secure the Notes or any Guarantees or any other obligation under the Indenture;

(g) to evidence and provide for the acceptance of appointment by a successor trustee;

(h) to conform the text of this Indenture or the Notes to any provision of the Description of the Notes contained in the Offering Memorandum, to the extent that such provision in the Description of the Notes was intended to be a substantially verbatim recitation of a provision of this Indenture, the Guarantees or the Notes as determined in good faith by the Issuer and set forth in an Officers' Certificate; or

(i) to provide for the issuance of Additional Notes in accordance with the Indenture.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuer, the Guarantors, if any, and the Trustee may amend or supplement the Indenture, the Notes or any Guarantees or, subject to Section 6.4 of the Indenture, waive any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby:

(a) reduce, or change the maturity of, the principal of any Note;

(b) reduce the rate of or extend the time for payment of interest on any Note;

(c) reduce any Premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to Section 4.10 and Section 4.14 of the Indenture) shall not be deemed a redemption of the Notes;

(d) make any Note payable in money or currency other than that stated in the Notes;

(e) modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(f) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(g) waive a default in the payment of principal of or Premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(h) impair the rights of Holders to receive payments of principal of or Premium, if any, or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(i) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except as permitted by the Indenture; or

(j) make any change in these amendment and waiver provisions.

It shall not be necessary for the consent of the Holders of Notes under Section 9.2 of the Indenture to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

13. Defaults and Remedies.  Each of the following constitutes an Event of Default:

(a) failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(b) failure to pay principal of or Premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(c) failure by the Issuer or any of its Restricted Subsidiaries to comply with any of their respective agreements or covenants described in Section 5.1 of the Indenture, or failure by the Issuer to comply in respect of its obligations to make a Change of Control Offer pursuant to Section 4.14 of the Indenture;

(d) (i) except with respect to Section 4.3, failure by the Issuer or any Restricted Subsidiary to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding, or (ii) failure by the Issuer for 120 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding to comply with Section 4.3 of the Indenture;

(e) default by the Issuer or any Significant Subsidiary under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness for borrowed money by the Issuer or such Significant Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(i) is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(ii) results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Issuer or such Significant Subsidiary of notice of any such acceleration), and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (i) or (ii) has occurred and is continuing, aggregates $25 million or more;

(f) one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $25 million shall be rendered against the Issuer, any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(g) (i)           the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its

Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(B) appoints a custodian of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries; or

(C) orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under the Guarantee of such Guarantor (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and such Guarantee).

If an Event of Default (other than an Event of Default specified in clause (g) above) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable.  Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately.

If an Event of Default specified in clause (g) above occurs, then all unpaid principal of, and Premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

14. No Recourse Against Others.  No director, officer, employee or natural person incorporator of the Issuer or any Guarantor, any shareholder of the Issuer or an annuitant under a plan of which a shareholder of the Issuer is a trustee or carrier will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or the Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Guarantees, to the extent permitted by applicable law.

15. Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Flint Energy Services Ltd.
700, 300 - 5th Avenue S.W.
Calgary, Alberta
T2P 3C4
Facsimile:  (403) 215-5445
Attention:  Chief Financial Officer

FLINT ENERGY SERVICES LTD.
7.50% SENIOR NOTES DUE 2019
CUSIP •
ISIN •

REGISTRATION PANEL

(NO WRITING HEREON EXCEPT BY THE TRUSTEE)

DATE OF REGISTRY	IN WHOSE NAME REGISTERED	SIGNATURE OF TRUSTEE

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to ___________________________________________
(Insert assignee's legal name)

Address of assignee:                                                          __________________________________________
(Street Address, City, Province and Postal Code)

__________________________________________

Social Insurance Number or U.S. Tax I.D. Number of assignee, if applicable:  ________________

and irrevocably appoint_____________________________________________________ to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date: _______________________

Signature of Holder _____________________________________________________________
Please sign exactly as the name appears on the face of this Note

Signature Guarantee*:  ______________________________________________

[*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).]

FLINT ENERGY SERVICES LTD.
7.50% SENIOR NOTES DUE 2019
CUSIP •
ISIN •

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, check the box below:

[    ]   Section 4.10          [    ]   Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:  $

Date:

Your Signature:	______________________________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

[*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).]

[INCLUDE IN TRANSFER RESTRICTED NOTES]

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OF TRANSFER RESTRICTED NOTES

Flint Energy Services Ltd.
700, 300 - 5th Avenue S.W.
Calgary, Alberta  T2P 3C4
Facsimile:  (403) 215-5445
Attention:  Chief Financial Officer

and

Computershare Trust Company of Canada
600, 4530 - 8th Avenue S.W.
Calgary, AB T2P 3S8
Facsimile: (403) 267-6598
Attention:  Manager, Corporate Trust

Re:  CUSIP NO. •

Reference is hereby made to that certain Indenture dated as of June 8, 2011 (the "Indenture") among Flint Energy Services Ltd. (the "Issuer"), the guarantors named therein, and Computershare Trust Company of Canada, as trustee (the "Trustee").  Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to Cdn.$                         principal amount of Notes held in (check applicable space)
_________ book-entry or _______ definitive form by the undersigned.

The undersigned                      (transferor) (check one box below):

(1)	☐
hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

(2)           ☐           hereby requests the Trustee to exchange a Note or Notes to ____________ (transferee).

______________________________________________
Signature

Signature Guarantee:       ____________________________________________________________________________________________
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a "qualified institutional buyer" within the meaning of Rule 144A under the United States Securities Act of 1933, as amended ("Rule 144A"), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

______________________________________________
NOTICE:  To be executed by an executive officer, if an entity

Dated: ___________________

[INCLUDE IN NOTES BEARING THE REGULATION S LEGEND]

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OF NOTES BEARING THE REGULATION S LEGEND

Flint Energy Services Ltd.
700, 300 - 5th Avenue S.W.
Calgary, Alberta  T2P 3C4
Facsimile:  (403) 215-5445
Attention:  Chief Financial Officer

and

Computershare Trust Company of Canada
600, 4530 - 8th Avenue S.W.
Calgary, AB T2P 3S8
Facsimile: (403) 267-6598
Attention:  Manager, Corporate Trust

Re:  CUSIP NO. •

Reference is hereby made to that certain Indenture dated as of June 8, 2011 (the "Indenture") among Flint Energy Services Ltd. (the "Issuer"), the guarantors named therein, and Computershare Trust Company of Canada, as trustee (the "Trustee").  Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to Cdn.$                         principal amount of Notes held in (check applicable space)
_________book-entry or _________ definitive form by the undersigned.

The undersigned ___________________ (transferor) (check one box below):

☐
hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐          hereby requests the Trustee to exchange a Note or Notes to ____________ (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the Restricted Period (as defined in the Indenture), the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(4)          ☐          to the Issuer or any of its subsidiaries; or

(5)	☐
inside the United States to a "qualified institutional buyer" (as defined in Rule 144A under the United States Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Untied States Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(6)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the United States Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Prior to the expiration of the Restricted Period, unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof.

Signature______________________________________________

Signature Guarantee:       _______________________________________________________________________________
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a "qualified institutional buyer" within the meaning of Rule 144A under the United States Securities Act of 1933, as amended ("Rule 144A"), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by Rule 144A.

                                                                               [Name of Transferee]

______________________________________________
NOTICE:  To be executed by an executive officer, if an entity

Dated: __________________

FLINT ENERGY SERVICES LTD.
7.50% SENIOR NOTES DUE 2019
CUSIP •
ISIN •

SCHEDULE OF INCREASES AND DECREASES OF 7.50% SENIOR NOTES DUE 2019

Initial Principal Amount : $•

Authorization: ______________________
(Trustee)

The following transfers, exchanges and redemption of this Global Note have been made:

Date of Transfer, Exchange or Redemption	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Trustee

EXHIBIT B

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S]

Flint Energy Services Ltd.
700, 300 - 5th Avenue S.W.
Calgary, Alberta  T2P 3C4
Facsimile:  (403) 215-5445
Attention:  Chief Financial Officer

and

Computershare Trust Company of Canada
600, 4530 - 8th Avenue S.W.
Calgary, AB T2P 3S8
Facsimile: (403) 267-6598
Attention:  Manager, Corporate Trust

Re:           Flint Energy Services Ltd. (the “Issuer”) Notes due 2019 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of Cdn.$______________ aggregate principal amount of the Notes (CUSIP No.______________), we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)           the offer of the Notes was not made to a person in the United States;

(2)           either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

The Issuer and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

B - 1

By: _____________
Authorized Signature

B - 2

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED

BY SUBSEQUENT GUARANTORS]

This Supplemental Indenture and Guarantee, dated as of                        , 201     (this "Supplemental Indenture" or "Guarantee"), among                                (the "New Guarantor"), Flint Energy Services Ltd. (together with its successors and assigns, the "Issuer") and Computershare Trust Company of Canada, as trustee, transfer agent, paying agent and registrar under such Indenture (the "Trustee").

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of June 8, 2011 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of an unlimited aggregate principal amount of 7.50% Senior Notes due 2019 of the Issuer (the "Notes");

WHEREAS, Section 4.17 and Article 10 of the Indenture provides that (a) to ensure compliance with Section 4.9(c) of the Indenture, or (b) if any Restricted Subsidiary (other than a Minor Restricted Subsidiary or a Foreign Restricted Subsidiary) that is not a Guarantor guarantees any Indebtedness of the Issuer or any Guarantor, in each case, under a Credit Facility or under debt securities issued in the capital markets, the Issuer will cause the applicable Restricted Subsidiary to execute and deliver a Guarantee pursuant to which such Restricted Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, and Premium, if any, and interest on the Notes and all other Obligations of the Issuer under the Indenture on the same terms and conditions as those set forth in the Indenture;

WHEREAS, pursuant to Section 9.1(d) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to add an additional Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and rateable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms

As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined.  The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound

The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2 Guarantee

The New Guarantor hereby fully, unconditionally and irrevocably guarantees, jointly and severally with each other Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations of the Issuer pursuant to the Notes and the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices

All notices and other communications to the New Guarantor shall be given as provided in the Indenture to the New Guarantor, at its address set forth below:

[Name of New Guarantor]

[                                           ]

[                                           ]

Fax:[                      ]

Attention:  [                      ]

SECTION 3.2 Parties

Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

SECTION 3.4 Service of Process

The New Guarantor hereby appoints the Issuer as its agent for service of process in any suit, action or proceeding with respect to this Supplemental Indenture and the Notes.] [Include if New Guarantor is organized outside of Canada]

SECTION 3.5 Severability Clause

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.6 Ratification of Indenture; Supplemental Indenture; Part of Indenture; No Liability of Trustee

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee does not make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Guarantee.

SECTION 3.7 Counterparts

The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.8 Headings

The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FLINT ENERGY SERVICES LTD

By:	/s/
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:	/s/
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:	/s/
Name:
Title:

By:	/s/
Name:
Title: